REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of
Woongjin Energy CO., Ltd.

We have not audited the accompanying financial statements of Woongjin Energy Co., Ltd. (the “Company”) for the years ended December 31, 2011 and 2010 which are presented only for comparative purposes.

We have audited the accompanying statements of financial position of the Company as of December 31, 2009, and the related statements of income, appropriations of retained earnings, changes in shareholders' equity and cash flows for the year then ended, expressed in Korean won.  These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Woongjin Energy Co., Ltd. as of December 31, 2009, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the Republic of Korea.

Accounting principles generally accepted in the Republic of Korea vary in certain significant respects from accounting principles generally accepted in the United States of America. Information relating to the nature and effect of such differences is presented in Note 23 to the financial statements.

/s/ Samil PricewaterhouseCoopers

Seoul, Korea
June 21, 2010

Woongjin Energy Co., Ltd.
Statements of Financial Position
As at December 31, 2011 (unaudited) and 2010 (unaudited)

	Thousands of Korean won
	2011 (unaudited)	2010 (unaudited)
Assets
Current assets
Cash and cash equivalents	₩ 107,301,016	₩ 70,336,812
Other current financial assets	30,317,235	7,378,667
Trade and other receivables	80,518,294	57,158,500
Other current assets	36,848,335	13,133,149
Current tax assets	1,901,712	—
Inventories	73,054,097	27,387,132
Total current assets	329,940,689	175,394,260

Non-current assets
Other non-current financial assets	701,642	3,314,314
Long-term trade and other receivables	86,516	195,236
Deferred tax assets	6,922,287	—
Other non-current assets	30,041,461	13,757,200
Property, plant and equipment	370,625,751	265,193,278
Intangible assets	2,970,479	1,808,199
Total non-current assets	411,348,136	284,268,227
Total assets	₩ 741,288,825	₩ 459,662,487

Liabilities and equity
Current liabilities
Other current financial liabilities	₩ 1,012,434	₩ 169,326
Trade and other payables	38,543,615	51,029,257
Borrowings	86,253,420	19,488,152
Current portion of borrowings	20,358,245	18,831,184
Current tax liabilities	—	6,678,225
Other current liabilities	891,474	809,474
Total current liabilities	147,059,188	97,005,618

Non-current liabilities
Other non-current financial liabilities	788,882	107,587
Long-term trade and other payables	1,541,280	920,000
Long-term borrowings	270,676,454	60,561,295
Employee benefit liability	879,269	558,360
Deferred tax liability	—	1,754,886
Total non-current liabilities	273,885,885	63,902,128
Total liabilities	420,945,073	160,907,746

Equity
Issued capital	31,046,560	31,000,000
Capital surplus	147,280,798	142,421,075
Capital adjustments, net	930,172	422,664
Accumulated other comprehensive income (loss)	(252,349)	4,998,129
Retained earnings	141,338,571	119,912,873
Total equity	320,343,752	298,754,741
Total liabilities and equity	₩ 741,288,825	₩ 459,662,487

Woongjin Energy Co., Ltd.
Statements of Financial Position
As at December 31, 2009

2009
Thousands of Korean won
Assets
Current assets
Cash and cash equivalents	₩ 9,215,103
(Government grants)	(773,871)
Short-term financial instruments	25,500,000
Accounts receivable, less allowance for doubtful accounts of ₩ 192,238 thousand	19,031,586
Other receivables, less allowance for doubtful accounts of ₩ 154,749 thousand	15,849,220
Advanced payments	1,623,014
Short-term deposits	14,182,606
Deferred income tax assets	338,765
Inventories, net	8,990,458
Other current assets	472,751
Total current assets	94,429,632

Available-for-sale securities	625,630
Property, plant and equipment	122,221,272
Intangible assets, net	574,179
Guarantee deposits	194,881
Deferred income tax assets	162,460
Total assets	₩ 218,208,054

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	₩ 996,002
Other payables	23,492,005
Income tax payables	6,362,095
Current portion of derivatives liability	805,357
Current portion of long-term borrowings	10,312,500
Other current liabilities	643,765
Total current liabilities	42,611,724

Long-term borrowings	78,245,479
Derivatives liability	170,150
Accrued severance benefits, net	285,277
Total liabilities	121,312,630
Commitments and contingencies (Note 9)
Shareholders' equity
Capital stock
Common stock	23,060,000
Capital surplus	1,500,665
Capital adjustments, net	343,083
Accumulated other comprehensive loss	(683,756)
Retained earnings	72,675,432
Total shareholders' equity	96,895,424
Total liabilities and shareholders' equity	₩ 218,208,054

The accompanying notes are an integral part of these financial statements

Woongjin Energy Co., Ltd.
Statements of Comprehensive Income
For the year ended December 31, 2011 (unaudited) and 2010 (unaudited)

	Thousands of Korean won
	2011 (unaudited)	2010 (unaudited)

Revenue	₩ 313,376,097	₩ 160,346,575
Cost of sales	269,865,119	94,012,675
Gross profit	43,510,978	66,333,900

Selling and administrative expenses	17,209,514	8,781,397
Other operating income	20,814,311	5,925,030
Other operating expenses	27,059,330	7,438,010
Operating profit	20,056,445	56,039,523

Finance revenue	3,182,397	7,662,676
Finance costs	7,779,903	5,340,007
Profit for the year before tax	15,458,939	58,362,192

Income tax expense (benefit)	(6,114,183)	10,915,835
Profit for the year	21,573,122	47,446,357

Other comprehensive income (loss) for the year, net of tax
Net gain on valuation of available-for-sale financial assets	23,725	37,179
Net gain (loss) on valuation of derivative financial instruments	(5,274,203)	5,644,706
Actuarial losses on defined benefit plans	(147,424)	(83,996)
	(5,397,902)	5,597,889

Total comprehensive income for the year, net of tax	₩ 16,175,220	₩ 53,044,246

Earnings per share:
– Basic, profit for the year	₩ 348	₩ 872
– Diluted, profit for the year	₩ 345	₩ 870

Woongjin Energy Co., Ltd.
Statements of Income
For the year ended December 31, 2009

2009
Thousands of Korean won

Revenue	₩ 118,893,615
Cost of Sales	54,554,240
Gross profit	64,339,375
Selling, general and administrative	7,855,920
Operating income	56,483,455
Non-operating income
Interest income	569,179
Gain on foreign exchange transactions	12,128,949
Gain on foreign currency translation	13,237
Others	129,733
12,841,098
Non-operating expenses
Interest expense	5,560,557
Loss on foreign exchange transactions	13,223,142
Loss on foreign currency translation	63,531
Donations	1,000
Others	321
18,848,551
Income before income taxes	50,476,002
Income tax expenses	9,442,747
Net income	₩ 41,033,255

The accompanying notes are an integral part of these financial statements

Woongjin Energy Co., Ltd.
Statements of Changes in Shareholders' Equity
For the year ended December 31, 2011 (unaudited) and 2010 (unaudited)

	Thousands of Korean won
	Issued capital	Capital Surplus	Capital adjustments	Accumulated other comprehensive loss	Retained earnings	Total equity

As of January 1, 2010	₩ 23,060,000	₩ 1,500,665	₩ 343,083	₩ (683,756)	₩ 72,550,512	₩ 96,770,504
Profit for the year	—	—	—	—	47,446,357	47,446,357
Net gain on valuation of available-for-sale financial assets	—	—	—	37,179	—	37,179
Net gain on valuation of derivative financial instruments	—	—		5,644,706	—	5,644,706
Actuarial losses on defined benefit plans	—	—	—	—	(83,996)	(83,996)
Total comprehensive income	—	—	—	5,681,885	47,362,361	53,044,246
Stock issuance	7,940,000	140,829,690	—	—	—	148,769,690
Share based compensation	—	90,720	79,581	—	—	170,301
As of December 31, 2010	₩ 31,000,000	₩ 142,421,075	₩ 422,664	₩ 4,998,129	₩ 119,912,873	₩ 298,754,741

As of January 1, 2011	₩ 31,000,000	₩ 142,421,075	₩ 422,664	₩ 4,998,129	₩ 119,912,873	₩ 298,754,741
Profit for the year	—	—	—	—	21,573,122	21,573,122
Net gain on valuation of available-for-sale financial assets	—	—	—	23,725	—	23,725
Net gain on valuation of derivative financial instruments	—	—	—	(5,274,203)	—	(5,274,203)
Actuarial losses on defined benefit plans	—	—	—	—	(147,424)	(147,424)
Total comprehensive income	—	—	—	(5,250,478)	21,425,698	16,175,220
Exercise of stock options	46,560	283,397	(283,397)	—	—	46,560
Share based compensation		—	790,905	—	—	790,905
Issuance of bond with warrants	—	4,576,326	—	—	—	4,576,326
As of December 31, 2011	₩ 31,046,560	₩ 147,280,798	₩ 930,172	₩ (252,349)	₩ 141,338,571	₩ 320,343,752

Woongjin Energy Co., Ltd.
Statements of Changes in Shareholders' Equity
For the year ended December 31, 2009

	Thousands of Korean won
	Issued capital	Capital Surplus	Capital adjustments	Accumulated other comprehensive loss	Retained earnings	Total equity

As of January 1, 2009	₩ 23,060,000	₩ —	₩ (146,410)	₩ (1,781,256)	₩ 31,788,587	₩ 52,920,921
Amortization of discounts on stock issuances	—	—	146,410	—	(146,410)	—
Stock based compensation	—	1,500,665	343,083	—	—	1,843,748
Gain on valuation of available-for-sale securities	—	—	—	12,446	—	12,446
Gain on valuation of derivatives	—	—	—	1,085,054	—	1,085,054
Net income	—	—	—	—	41,033,255	41,033,255
As of December 31, 2009	₩ 23,060,000	₩ 1,500,665	₩ 343,083	₩ (683,756)	₩ 72,675,432	₩ 96,895,424

The accompanying notes are an integral part of these financial statements

Woongjin Energy Co., Ltd.
Statements of Appropriations of Retained Earnings
For the year ended December 31, 2009
(Dates of appropriations: February 26, 2010 for the year ended December 31, 2009)

2009
Thousands of Korean won
Retained earnings before appropriations
Unappropriate retained earnings carried over from prior year	₩ 31,642,177
Net income	41,033,255
72,675,432
Appropriation of retained earnings
Amortization of discounts on stock issuances	—
—
Unappropriated retained earnings carried forward to subsequent year	₩ 72,675,432

The accompanying notes are an integral part of these financial statements

Woongjin Energy Co., Ltd.
Statements of Cash Flows
For the year ended December 31, 2011 (unaudited) and 2010 (unaudited)

	Thousands of Korean won
	2011	2010
Operating activities
Profit for the year	₩ 21,573,122	₩ 47,446,357
Non-cash adjustment to reconcile profit for the year to net cash flows	44,461,298	26,601,880
Working capital adjustments	(125,065,957)	(25,662,407)
Income tax paid	(10,717,362)	(10,044,718)
Net cash flow from (used in) operating activities	(69,748,899)	38,341,112

Investing activities
Decrease (increase) in other current financial assets	(27,700,000)	25,200,000
Decrease in long-term trade receivable	176,000	—
Proceeds from disposal of property, plant, and equipment	862,519	—
Proceeds from disposal of intangible assets	197,273	—
Interest received	467,556	2,450,007
Dividends received	700	—
Increase in long-term other receivable	(67,280)	(355)
Additions to property, plant, and equipment	(137,096,026)	(158,813,434)
Acquisitions of intangible assets	(1,846,818)	(1,424,922)
Net cash flows used in investing activities	(165,006,076)	(132,588,704)

Financing activities
Proceeds from borrowings	65,233,987	19,381,881
Proceeds from long-term borrowings	46,647,000	1,147,000
Receipt of government subsidy	1,562,580	1,250,000
Issuance of bonds	184,438,818	—
Stock issuance	—	148,769,690
Exercise of stock options	46,560	—
Repayment of current potion of borrowings	(18,831,184)	(10,312,500)
Utilization of government subsidy	(663,827)	(526)
Interest paid	(6,701,858)	(4,761,068)
Net cash flows from financing activities	271,732,076	155,474,477
Net increase in cash and cash equivalents	36,977,101	61,226,885
Net foreign exchange difference	(12,897)	(105,176)
Cash and cash equivalents as at January 1	70,336,812	9,215,103
Cash and cash equivalents at December 31	₩ 107,301,016	₩ 70,336,812

Woongjin Energy Co., Ltd.
Statement of Cash Flows
For the year ended December 31, 2009

2009
Thousands of Korean won
Cash flows from operating activities
Net income (loss)	₩ 41,033,255
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation	12,434,892
Amortization of intangible assets	180,132
Provision for severance benefits	675,779
Bad debt expenses	84,992
Fees and commissions	2,592
Other bad debt expense	—
Loss (gain) on foreign currency translation, net	50,294
Loss on disposal of property, plant and equipment, net	—
Non-cash interest expenses	—
Loss (gain) on valuation of derivative instruments	—
Loss on valuation of inventories	50,015
Stock based compensation expenses	1,843,747
15,322,443
Changes in operating assets and liabilities
Increase in accounts receivable	(5,130,645)
Increase in other receivable	(432,553)
Increase in advanced payments	(1,158,657)
Increase in short-term deposits	(4,271,737)
Decrease (increase) in other current assets	(146,482)
Increase in inventories	(346,166)
Increase (decrease) in deferred tax assets	995,611
Increase in accounts payable	186,784
Increase (decrease) in other payables	(9,079,644)
Increase (decrease) in accrued expenses	374,428
Increase in income tax payables	2,161,398
Increase (decrease) in other current liabilities	(293,205)
Increase in other long-term payables	(134,780)
Decrease in deferred tax liabilities	—
Increase (decrease) in accrued severance benefits	(509,215)
(17,784,863)
Net cash provided by (used in) operating activities	38,570,835

Cash flows from investing activities
Increase in short-term financial instruments, net	(14,500,000)
Decrease (increase) in short-term loans, net	6,666
Proceeds from disposal of property, plant and equipment	16,863
Decrease (increase) in guaranteed deposits, net	(4,881)
Acquisition of available-for-sale securities	—
Acquisition of property, plant and equipment	(23,867,628)
Acquisition of intangible assets	(103,517)
Net cash used in investing activities	(38,452,497)

Cash flows from financing activities
Increase in short-term borrowings	7,444,140
Increase in long-term borrowings	8,203,543
Payment of short-term borrowings	(8,785,394)
Payment of long-term borrowings	(2,467,021)
Proceeds from stock issuances	—
Receipts of government grants	1,050,000
Net cash provided by financing activities	5,445,268
Net increase in cash and cash equivalents	5,563,606
Cash and cash equivalents
Beginning of the year	3,651,497
End of the year	₩ 9,215,103

The accompanying notes are an integral part of these financial statements

Woongjin Energy Co., Ltd.
Notes to Financial Statements
For the years ended December 31, 2011 and 2010 (unaudited)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2010:

1.	Corporate Information

Woongjin Energy Co., Ltd. (the “Company”) was established on November 17, 2006, under the joint venture agreement dated September 29, 2006 between Woongjin Coway Co., Ltd. and SunPower Corporation (together with its subsidiaries, “SunPower”). The Company is mainly engaged in manufacture, sales and distribution of silicon ingots. In 2007, Woongjin Holdings Co., Ltd. acquired shares of the Company held by Woongjin Coway Co., Ltd.

As of December 31, 2011, the Company’s headquarter and manufacturing facilities are located in Dae-jeon, South Korea.

The Company changed its par value per share from ₩ 5,000 to ₩ 500 through stock split which was approved by the resolution of the stockholders' meeting on January 14, 2010, and the Company listed its shares on the Korea Exchange on June 30, 2010. As of December 31, 2011 the Company's paid in capital amounts to ₩ 31,047 million and the majority stockholder of the Company is Woongjin Holdings Co., Ltd., which owns 38.1 % of the Company's total issued and outstanding shares.

2.	Significant Accounting Policies and Basis of Financial Statements Preparation

Basis of Preparation

The separate financial statements have been prepared on a historical cost basis, except for financial instruments and others that are described in the summary of significant accounting policies. The separate financial statements are presented in Korean won and all values are rounded to the nearest thousand except when otherwise indicated.

Statement of Compliance

The separate financial statements of the Company have been prepared in accordance with Korea International Financial Reporting Standards ("K-IFRS") enacted by the Corporate External Audit Law.

Korea International Financial Reporting Standards ("K·IFRS") First Time Adoption

The Company has adopted K-IFRS in preparation for its separate financial statements for the period beginning January 1, 2011 and the date of transition to K-IFRS is January 1, 2010.

In preparing these financial statements, the Company's opening statement of financial position was prepared as at January 1, 2010, the Company's date of transition to K-IFRS. Note 32 explains the principal adjustments made by the Company in restating its previous statements of financial position based on previous local GAAP as at January 1, 2010 and its previously published local GAAP financial statements for the year ended December 31, 2010.

Summary of Significant Accounting Policies

Foreign Currency Translation
The Company's separate financial statements are presented in Korean won, which is the Company's functional currency as well as presentation currency.

Monetary assets and liabilities denominated in foreign currencies are retranslated at the functional currency spot rate of exchange at the reporting date.

Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the date when the fair value is determined.

Revenue Recognition
Revenue is recognized to the extent that it is probable that the economic benefits will flow to the Company and the revenue can be reliably measured, regardless of when the payment is being made. The Company assesses its revenue arrangements against specific criteria in order to determine if it is acting as principal or agent. The Company has concluded that it is acting as a principal in all of its revenue arrangements except for those outsourced manufacturing services earning a fixed service fee.

The specific recognition criteria described below must also be met before revenue is recognized.

Sale of Goods
Revenue from the sale of goods is recognized when the significant risks and rewards of ownership of the goods have passed to the buyer, usually on delivery of the goods.

Interest Income
For all financial instruments measured at amortized cost and interest bearing financial assets classified as available-for-sale, interest income or expense is recorded using the effective interest rate (EIR), which is the rate that exactly discounts the estimated future cash payments or receipts through the expected life of the financial instrument or a shorter period, where appropriate, to the net carrying amount of the financial asset or liability, Interest income is included in finance income in the statements of comprehensive income.

Dividends
Revenue is recognized when the Company's right to receive the payment is established.

Taxes

Current Income Tax
Current income tax assets and liabilities for the current and prior periods are measured at the amount expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted, by the reporting date, in the countries where the Company operates and generates taxable income.

Current income tax relating to items recognized directly in equity is recognized in equity and not in the statements of comprehensive income. Management periodically evaluates positions taken in the tax returns with respect to situations in which applicable tax regulations are subject to interpretation and establishes provisions where appropriate.

Deferred Tax
Deferred tax is provided using the liability method on temporary differences at the reporting date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date.

Deferred tax liabilities are recognized for all taxable temporary differences, except:

•
Where the deferred tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss.

•
In respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, where the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred tax assets are recognized for all deductible temporary differences, carry forward of unused tax credits and unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized except:

•
Where the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss.

•
In respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, deferred tax assets are recognized only to the extent that it is probable that the temporary differences will reverse in the foreseeable future and taxable profit will be available against which the temporary differences can be utilized.

The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is no longer probable that sufficient taxable profit will be available to allow all or part of the deferred lax asset to be utilized. Unrecognized deferred lax assets are reassessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting date.

Deferred tax relating to items recognized outside profit or loss is recognized outside profit or loss. Deferred tax items are recognized in correlation to the underlying transaction either in other comprehensive income or directly in equity.

Deferred tax assets and deferred tax liabilities are offset, if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred taxes relate to the same taxable entity and the same taxation authority.

Government Subsidies
Government subsidies are recognized where there is reasonable assurance that the subsidy will be received and all attached conditions will be complied with. When the subsidy relates to an expense item, it is recognized as income over the period necessary to match the subsidy on a systematic basis to the costs that it is intended to compensate. Where the subsidy relates to an asset, it is recognized as deferred income and released to income in equal amounts over the expected useful life of the related asset.

Pensions and Other Post Employment Benefits
The Company operates a defined benefit plan. The cost of providing benefits under the defined benefit plan is determined separately for each plan using the projected unit credit method. Actuarial gains and losses for a defined benefit plan are recognized in full in the period in which they occur in other comprehensive income. Such actuarial gains and losses are also immediately recognized in retained earnings and are not reclassified to profit or loss in subsequent periods.

Unvested past service costs are recognized as an expense on a straight line basis over the average period until the benefits become vested. Past service costs are recognized immediately if the benefits have already vested immediately following the introduction of, or changes to, a pension plan.

The defined benefit asset or liability comprises the present value of the defined benefit obligation, less unrecognized past service costs and less the fair value of plan assets out of which the obligations are to be settled. Plan assets are assets that are held by a long-term employee benefit fund or qualifying insurance policies. Plan assets are not available to the creditors of the Company, nor can they be paid directly to the Company. Fair value is based on market price information and, in the case of quoted securities, it is the published bid price. The value of any defined benefit asset recognized is restricted to the sum of any past service costs and the present value of any economic benefits available in the form of refunds from the plan or reductions in the future contributions to the plan.

Share Based Payment Transactions
Employees (including senior executives) of the Company receive remuneration in the form of share-based payment transactions, whereby employees render services as consideration for equity instruments ('equity-settled transactions').

The cost of equity-settled transactions is recognized, together with a corresponding increase in equity, over the period in which the performance and or service conditions are fulfilled. The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Company's best estimate of the number of equity instruments that will ultimately vest The statements of comprehensive income expense or credit for a period represents the movement in cumulative expense recognized as at the beginning and end of that and is recognized in employee benefits expense (Note 21).

No expense is recognized for awards that do not ultimately vest, except for equity-settled transactions where vesting is conditional upon a market or non-vesting condition. These are treated as vesting irrespective of whether or not the market or non-vesting condition is satisfied, provided that all other performance and or service conditions are satisfied.

When the terms of an equity-settled transaction award are modified, the minimum expense recognized is the expense as if the terms had not been modified, if the original terms of the award are met. An additional expense is recognized for any modification that increases the total fair value of the share-based payment transaction, or is otherwise beneficial to the employee as measured at the date of modification.

When an equity-settled award is canceled, it is treated as if it vested on the date of cancellation, and any expense not yet recognized for the award is recognized immediately. This includes any award where non-vesting conditions within the control of either the entity or the employee are not met. However, if a new award is substituted for the canceled award, and designated as a replacement award on the date that it is granted, the canceled and new awards are treated as if they were a modification of the original award, as described in the previous paragraph.

The dilutive effect of outstanding options is reflected as additional share dilution in the computation of diluted earnings per share.

Financial Instruments

Financial Assets

Initial Recognition and Measurement
Financial assets within the scope of K-IFRS 1039 are classified as financial assets at fair value through profit or loss, loans and receivables, held-to-maturity investments, available-for-sale financial assets, or as derivatives designated as hedging instruments in an effective hedge, as appropriate. The Company determines the classification of its financial assets at initial recognition.

All financial assets are recognized initially at fair value plus transactions costs, except in the case of financial assets recorded at fair value through profit or loss.

Purchases or sales of financial assets that require delivery of assets within a time frame established by regulation or convention in the marketplace (regular way trades) are recognized on the trade date, i.e., the date that the Company commits to purchase or sell the asset.

The Company's financial assets include cash and short-term deposits, trade and other receivables, unquoted financial instruments, and derivative financial instruments.

Subsequent Measurement
The subsequent measurement of financial assets depends on their classification as described below:

Financial Assets at Fair Value Through Profit or Loss
Financial assets at fair value through profit or loss include financial assets held for trading and financial assets designated upon initial recognition at fair value through profit or loss. Financial assets are classified as held for trading if they are acquired for the purpose of selling or repurchasing in the near term. Derivatives, including separate embedded derivatives are also classified as held for trading unless they are designated as effective hedging instruments as defined by K-IFRS 1039. Financial assets at fair value through profit or loss are carried in the statement of financial position at fair value with changes in fair value recognized in finance costs in the statements of comprehensive income.

Financial assets designated upon initial recognition at fair value through profit or loss are designated at their initial recognition date and only if the criteria under K-IFRS 1039 are satisfied. The Company has not designated any financial assets upon initial recognition as at fair value through profit or loss.

The Company evaluates its financial assets held for trading, other than derivatives, to determine whether the intention to sell them in the near term is still appropriate. When in rare circumstances the Company is unable to trade these financial assets due to inactive markets and management's intention to sell them in the foreseeable future significantly changes, the Company may elect to reclassify these financial assets. The reclassification to loans and receivables, available-for-sale of held to maturity depends on the nature of the asset. This evaluation does not affect any financial assets designated at fair value through profit or loss using the fair value option at designation, these instruments cannot be reclassified after initial recognition.

Derivatives embedded in host contracts are accounted for as separate derivatives and recorded at fair value if their economic characteristics and risks are not closely related to those of the host contracts and the host contracts are not held for trading or designated at fair value though profit or loss. These embedded derivatives are measured at fair value with changes in fair value recognized in the statements of comprehensive income. Reassessment only occurs if there is a change in the terms of the contract that significantly modifies the cash flows that would otherwise be required.

Loans and Receivables
Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. After initial measurement, such financial assets are subsequently measured at amortized cost using the effective interest rate method (EIR), less impairment. Amortized cost is calculated by taking into account any discount or premium on acquisition and fee or costs that are an integral part of the EIR. The EIR amortization is included in finance income in the statements of comprehensive income. The losses arising from impairment are recognized in the statements of comprehensive income in finance costs for loans and in cost of sales or other operating expenses for receivables.

Held-to-Maturity Investments
Non-derivative financial assets with fixed or determinable payments and fixed maturities are classified as held-to maturity when the Company has the positive intention and ability to hold it to maturity. After initial measurement held-to-maturity investments are measured at amortized cost using the EIR, less impairment. Amortized cost is calculated by taking into account any discount or premium on acquisition and fee or costs that are an integral part of the EIR. The EIR amortization is included in finance income in the statements of comprehensive income. The losses arising from impairment are recognized in statements of comprehensive income in finance costs. The Company did not have any held-to-maturity investments during the years ended December 31, 2011 and 2010.

Available-for-Sale Financial Investments
Available-far-sale financial investments include equity investments and debt securities. Equity investments classified as available-for sale are those, which are neither classified as held for trading nor designated at fair value through profit or loss. Debt securities in this category are those which are intended to be held for an indefinite period of time and which may be sold in response to needs for liquidity or in response to changes in the market conditions.

After initial measurement, available-for-sale financial investments are subsequently measured at fair value with unrealized gains or losses recognized as other comprehensive income in the available-for-sale reserve until the investment is derecognized, at which time the cumulative gain or loss is recognized in other operating income, or the investment is determined to be impaired, when the cumulative loss is reclassified from the available-far-sale reserve to the statements of comprehensive income in finance costs. Interest earned whilst holding available-for-sale financial investments is reported as interest income using the EIR method.

The Company evaluates whether the ability and intention to sell its available-for-sale financial assets in the near term is still appropriate. When in rare circumstances, the Company is unable to trade those financial assets due to inactive markets and management's intention to do so significantly changes in the foreseeable future, the Company may elect to reclassify these financial assets. Reclassification to loans and receivables is permitted when the financial asset meets the definition of loans and receivables and has the intent and ability to hold these assets for the foreseeable future or maturity. Reclassification to the held-to-maturity category is permitted only when the entity has the ability and intention to hold the financial asset accordingly.

For a financial asset reclassified from the available-for-sale category, the fair value at the date of reclassification becomes its new amortized cost and any previous gain or loss on that asset that has been recognized in equity is amortized to profit or loss over the remaining life of the investment using the EIR. Any difference between the new amortized cost and the maturity amount is also amortized over the remaining life of the asset using the EIR. If the asset is subsequently determined to be impaired, then the amount recorded in equity is reclassified to the statements of comprehensive income.

Derecognition
A financial asset (or, where applicable a part of a financial asset or part of a group of similar financial assets) is derecognized when:

•	The rights to receive cash flows from the asset have expired.

•
The Company has transferred its rights to receive cash flows from the asset or has assumed an obligation to pay the received cash flows in full without material delay to a third party under a 'pass-through' arrangement; and either (a) the Company has transferred substantially all the risks and rewards of the asset, or (b) the Company has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Company has transferred its rights to receive cash flows from an asset or has entered into a pass-through arrangement, it evaluates if and to what extent it has retained the risks and rewards of ownership. When it has neither transferred nor retained substantially all of the risks and rewards of the asset, nor transferred control of the asset, the asset is recognized to the extent of the Company's continuing involvement in the asset. In that case, the Company also recognizes an associated liability. The transferred asset and the associated liability are measured on a basis that reflects the rights and obligations that the Company has retained.

Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Company could be required to repay.

Impairment of Financial Assets
The Company assesses at each reporting date whether there is any objective evidence that a financial asset or a group of financial assets is impaired. A financial asset or a group of financial assets is deemed to be impaired if, and only if, there is objective evidence of impairment as a result of one or more events that has occurred after the initial recognition of the asset (an incurred 'loss event') and that loss event has an impact on the estimated future cash flows of the financial asset or the group of financial assets that can be reliably estimated.

Evidence of impairment may include indications that the debtors or a group of debtors is experiencing significant financial difficulty, default or delinquency in interest or principal payments, the probability that they will enter bankruptcy or other financial reorganization and where observable data indicate that there is a measurable decrease in the estimated future cash flows, such as changes in arrears or economic conditions that correlate with defaults.

Financial Assets Carried at Amortized Cost
For financial assets carried at amortized cost the Company first assesses individually whether objective evidence of impairment exists individually for financial assets that are individually significant, or collectively for financial assets that are not individually significant. If the Company determines that no objective evidence of impairment exists for an individually assessed financial asset, whether significant or not, it includes the asset in a group of financial assets with similar credit risk characteristics and collectively assesses them for impairment. Assets that are individually assessed for impairment and for which an impairment loss is, or continues to be, recognized are not included in a collective assessment of impairment.

If there is objective evidence that an impairment loss has incurred, the amount of the loss is measured as the difference between the asset's carrying amount and the present value of estimated future cash flows (excluding future expected credit losses that have not yet been incurred). The present value of the estimated future cash flows is discounted at the financial assets original effective interest rate. If a lean has a variable interest rate, the discount rate far measuring any impairment less is the current EIR.

The carrying amount of the asset is reduced through the use of an allowance account and the amount of the loss is recognized in the statements of comprehensive income. Interest income continues to be accrued on the reduced carrying amount and is accrued using the rate of interest used to discount the future cash flows for the purpose of measuring the impairment loss. The interest income is recorded as part of finance income in the statements of comprehensive income. Loans together with the associated allowance are written off when there is no realistic prospect of future recovery and all collateral has been realized or has been transferred to the Company. If, in a subsequent year, the amount of the estimated impairment loss increases or decreases because of an event occurring after the impairment was recognized, the previously recognized impairment loss is increased or reduced by adjusting the allowance account. If a future write-off is later recovered, the recovery is credited to finance costs in the statements of comprehensive income.

Available-for-Sale Financial Investments
For available-for-sale financial investments, the Company assesses at each reporting date whether there is objective evidence that an investment or a group of investments is impaired.

In the case of equity investments classified as available-far-sale, objective evidence would include a significant or prolonged decline in the fair value of the investment below its cost. 'Significant' is to be evaluated against the original cost of the investment and 'prolonged' against the period in which the fair value has been below its original cost. Where there is evidence of impairment, the cumulative loss - measured as the difference between the acquisition cost and the current fair value, less any impairment loss on that investment previously recognized in the statements of comprehensive income - is removed from other comprehensive income and recognized in the statements of comprehensive income. Impairment losses on equity investments are not reversed through the statements of comprehensive income; increases in their fair value after impairment are recognized directly in other comprehensive income.

In the case of debt instruments classified as available-far-sale, impairment is assessed based on the same criteria as financial assets carried at amortized cost. However, the amount recorded for impairment is the cumulative loss measured as the difference between the amortized cost and the current fair value, less any impairment loss on that investment previously recognized in the statements of comprehensive income.

Future interest income continues to be accrued based on the reduced carrying amount of the asset and is accrued using the rate if interest used to discount the future cash flows for the purpose of measuring the impairment loss. The interest income is recorded as part of finance income. If, in a subsequent year, the fair value of a debt instrument increases and the increase can be objectively related to an event occurring after the impairment loss was recognized in the statements of comprehensive income, the impairment loss is reversed through the statements of comprehensive income.

Financial Liabilities

Initial Recognition and Measurement
Financial liabilities within the scope of K-IFRS 1039 are classified as financial liabilities at fair value through profit or loss, loans and borrowings, or as derivatives designated as hedging instruments in an effective hedge, as appropriate. The Company determines the classification of Its financial liabilities at initial recognition.

When bonds with stock warrants with embedded conditions to lower the exercise price if stock price falls, are issued, the difference between initial carrying amount of bonds with stock warrants and liabilities components of bonds with stock warrants could be divided into consideration for stock warrants and consideration for lowering of exercise price, and recorded in equity and liability, respectively. However, in accordance with Q&A from Financial Supervisory Service (FSS), consideration for lowering the exercise price cannot be considered a liability component due to the un-reimbursable nature of these bonds and accordingly, no distinguishment between consideration for stock warrants and that for lowering the exercise price can be made but instead, the difference between the initial carrying amount of bonds with stock warrants and liability components of bonds with stock warrants is recorded in equity.

However, should the accounting treatments under the Q&A from Financial Supervisory Service (FSS) not be consistent with opinions from International Accounting Standards Board ("IASB") or IFRS Interpretations Committee ("IFRIC") Issued in the future, they may be replaced by opinions from lASB or IFRIC.

All financial liabilities are recognized initially at fair value and in the case of loans and borrowings, less directly attributable transaction costs.

The Company's financial liabilities include trade and other payables, bank overdraft, loans and borrowings, financial guarantee contracts, and derivative financial instruments.

Subsequent Measurement
The measurement of financial liabilities depends on their classification as described below:

Financial Liabilities at Fair Value Through Profit or Loss
Financial liabilities at fair value through profit or loss includes financial liabilities held for trading and financial liabilities designated upon initial recognition as at fair value through profit or loss.

Financial liabilities are classified as held for trading if they are acquired for the purpose of selling in the near term. This category includes derivative financial instruments entered into by the Company that are not designated as hedging instruments in hedge relationships as defined by K-IFRS 1039. Separated embedded derivatives are also classified as held for trading unless they are designated as effective hedging instruments.

Gains or losses on liabilities held for trading are recognized in the statements of comprehensive income.

Financial liabilities designated upon initial recognition at fair value through profit or loss so designated at the initial date of recognition, and only if criteria of K-IFRS 1039 are satisfied. The Company has not designated any financial liabilities upon initial recognition as at fair value through profit or loss.

Loans and Borrowings
After initial recognition, interest bearing loans and borrowings are subsequently measured at amortized cost using the EIR method. Gains and losses are recognized in the statements of comprehensive income when the liabilities are derecognized as well as through EIR amortization process.

Amortized cost is calculated by taking into account any discount or premium on acquisition and fee or costs that are an integral part of the EIR. The EIR amortization is included in finance cost in the statements of comprehensive income.

Derecognition
A financial liability is derecognized when the obligation under the liability is discharged or canceled or expires.

When an existing financial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modified, such an exchange or modification is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the statements of comprehensive income.

Offsetting of Financial Instruments
Financial assets and financial liabilities are offset and the net amount reported in the separate statement of financial position if, and only if, there is a currently enforceable legal right to offset the recognized amounts and there is an intention to settle on a net basis, or to realize the assets and settle the liabilities simultaneously.

Fair Value of Financial Instruments
The fair value of financial instruments that are traded in active markets at each reporting date is determined by reference to quoted market prices or dealer price quotations (bid price for long positions and ask price for short positions), without any deduction for transaction costs.

For financial instruments not traded in an active market, the fair value is determined using appropriate valuation techniques. Such techniques may include:

•	using recent arm's length market transactions

•	reference to the current fair value of another instrument that is substantially the same

•	discounted cash flow analysis or other valuation models.

Derivative Financial Instruments and Hedge Accounting

Initial Recognition and Subsequent Measurement
The Company uses derivative financial instruments such as forward currency contracts and interest rate swaps to hedge its foreign currency risks and interest rate risks, respectively. Such derivative financial instruments are initially recognized at fair value on the date on which a derivative contract is entered into and are subsequently remeasured at fair value. Derivatives are carried as financial assets when the fair value is positive and as financial liabilities when the fair value is negative.

Any gains or losses arising from changes in fair value on derivatives are taken directly to the statements of comprehensive income, except for the effective portion of cash flow hedges, which is recognized in other comprehensive income.

At the inception of a hedge relationship, the Company formally designates and documents the hedge relationship to which the Company wishes to apply hedge accounting and the risk management objective and strategy for undertaking the hedge. The documentation includes identification of the hedging instrument, the hedged item or transaction, the nature of the risk being hedged and how the entity will assess the effectiveness of changes in the hedging instruments fair value in offsetting the exposure to changes in the hedged item's fair value or cash flows attributable to the hedged risk. Such hedges are expected to be highly effective in achieving offsetting changes in fair value or cash flows and are assessed on an ongoing basis to determine that they actually have been highly effective throughout the financial reporting periods for which they were designated.

Hedges which meet the strict criteria for hedge accounting are accounted for as follows:

Fair Value Hedges
The change in the fair value of an hedging derivative is recognized in the statements of comprehensive income in finance costs. The change in the fair value of the hedged item attributable to the risk hedged is recorded as a part of the carrying value of the hedged item and is also recognized in the statements of comprehensive income in finance costs.

For fair value hedges relating to items carried at amortized cost, any adjustment to carrying value is amortized through the statements of comprehensive income over the remaining term of the hedge using the EIR method. EIR amortization may begin as soon as an adjustment exists and no later than when the hedged item ceases to be adjusted for changes in its fair value attributable to the risk being hedged.

If the hedge item is derecognized, the unamortized fair value is recognized immediately in the statements of comprehensive income.

When an unrecognized firm commitment is designated as a hedged item, the subsequent cumulative change in the fair value of the firm commitment attributable to the hedged risk is recognized as an asset or liability with a corresponding gain or loss recognized in the statements of comprehensive income.

Cash Flow Hedges
The effective portion of the gain or loss on the hedging instrument is recognized directly as other comprehensive income in the cash flow hedge reserve, while any ineffective portion is recognized immediately in the statements of comprehensive income in other operating expenses.

The Company uses foreign currency contracts as hedges of its exposure to foreign currency risk in forecasted transactions and firm commitments, as well as forward commodity contracts for its exposure to volatility in the commodity prices. The ineffective portion relating to foreign currency contracts is recognized in finance costs and the ineffective portion relating to commodity contracts is recognized in other operating income.

Amounts recognized as other comprehensive income are transferred to the statements of comprehensive income when the hedged transaction affects profit or loss, such as when the hedged financial income or financial expense is recognized or when a forecast sale occurs. Where the hedged item is the cost of a non-financial asset or non-financial liability, the amounts recognized as other comprehensive income are transferred to the initial carrying amount of the non-financial asset or liability.

If the forecast transaction or firm commitment is no longer expected to occur, the cumulative gain or loss previously recognized in equity are transferred to the statements of comprehensive income. If the hedging instrument expires or is sold, terminated or exercised without replacement or rollover, or if its designation as a hedge is revoked, any cumulative gain or loss previously recognized in other comprehensive income remains in other comprehensive income until the forecast transaction or firm commitment affects profit or loss.

Property, Plant and Equipment
Plant and equipment is stated at cost, net of accumulated depreciation and/or accumulated impairment losses, if any. Such cost includes the cost of replacing part of the plant and equipment and borrowing costs for long-term construction projects if the recognition criteria are met. When significant parts of property, plant and equipment are required to be replaced in intervals, the Company recognizes such parts as individual assets with specific useful lives and depreciates them accordingly. Likewise, when a major inspection is performed, its cost is recognized in the carrying amount of the plant and equipment as a replacement if the recognition criteria are satisfied. All other repair and maintenance costs are expensed in the statements of comprehensive income as incurred.

Depreciation of property, plant and equipment is provided using the straight-line method over the estimated useful life of the assets as follows:

Estimated Useful Lives
Building	25 years
Structures	20 years
Machinery and equipment	8 years
Others	3~5 years

An item of property, plant and equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statements of comprehensive income when the asset is derecognized.

The assets' residual values, useful lives and depreciation method are reviewed at each financial year end, and adjusted prospectively, if appropriate.

Borrowing Costs
Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use or sale are capitalized as part of the cost of the respective assets. All other borrowing costs are expensed in the period they occur. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

Intangible Assets
Intangible assets acquired separately are measured on initial recognition at cost. The cost of intangible assets acquired in a business combination is its fair value as at the date of acquisition. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and any accumulated impairment losses. Internally generated intangible assets, excluding capitalized development costs, are not capitalized and expenditure is reflected in the statements of comprehensive income in the year in which the expenditure is incurred.

The useful lives of intangible assets are assessed as either finite or indefinite. Intangible assets with finite lives are amortized over the useful economic life and assessed for impairment whenever there is an indication that the intangible asset may be impaired. The amortization period and the amortization method for an intangible asset with a finite useful life is reviewed at least at each financial year end. Changes in the expected useful life or the expected pattern of consumption of future economic benefits embodied in the asset is accounted for by changing the amortization period or method, as appropriate, and are treated as changes in accounting estimates. The amortization expense on intangible assets with finite lives is recognized in the statements of comprehensive income in the expense category consistent with the function of the intangible asset.

Intangible assets with indefinite useful lives are not amortized, but are tested for impairment annually, either individually or at the cash generating unit level. The assessment of indefinite life is reviewed annually to determine whether the indefinite life continues to be supportable. If not, the change in useful life from indefinite to finite is made on a prospective basis.

Gains or losses arising from derecognition of an intangible asset are measured as the difference between the net disposal proceeds and the carrying amount of the asset and are recognized in the statements of comprehensive income when the asset is derecognized.

A summary of the policies applied to the Company's intangible assets is as follows:

	Membership	Software	Development Costs
Useful lives	Indefinite	Finite (5 years)	Finite (5 years)

Amortization method used	No amortization	Amortized on a straight line basis over the period of the patent	Amortized over the period of expected future sales from the related project on a straight line basis

Inventories
Inventories are valued at the lower of cost and net realizable value. with cost being determined using the weighted average method, except for materials in-transit with specific identification method and raw materials with weighted moving-average method. Net realizable value is the estimated selling price in the ordinary course of business, less estimated costs of completion and the estimated costs necessary to make the sale.

The Company recorded valuation allowance on a periodic basis, when significant changes with an adverse effect (an oversupply, an obsolete or decline in the price of goods) on the entity have taken place during the period, or will take place in the near future, loss from inventory valuation is recognized as cost of sales.

Impairment of Non-Financial Assets
The Company assesses at each reporting date whether there is an indication that an asset may be impaired. If any indication exists, or when annual impairment testing for an asset is required, the Company estimates the asset's recoverable amount. An asset's recoverable amount is the higher of an asset's or cash-generating units (CGU) fair value less costs to sell and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or Company's assets.

Where the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. In determining fair value less costs to sell, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded subsidiaries or other available fair value indicators.

Impairment losses of continuing operations, including impairment on inventories, are recognized in the statements of comprehensive income in expense categories consistent with the function of the impaired asset, except for property previously revalued where the revaluation was taken to other comprehensive income. In this case, the impairment is also recognized in other comprehensive income up to the amount of any previous revaluation.

For assets excluding goodwill, an assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such indication exists, the Company estimates the asset's or cash-generating unit's recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the assumptions used to determine the asset's recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in the statements of comprehensive income unless the asset is carried at a revalued amount, in which case the reversal is treated as a revaluation increase.

Intangible assets with indefinite useful lives are tested for impairment annually as at December 31 either individually or at the cash generating unit level, as appropriate and when circumstances indicate that the carrying value may be impaired.

Cash and Cash Equivalents
Cash and cash equivalents in the statement of financial position comprise cash at banks and on hand and cash equivalents with an original maturity of three months or less. For the purpose of the statement of cash flows, cash and cash equivalents consist of cash and cash equivalents as defined above, net of outstanding bank overdrafts.

Provisions
Provisions are recognized when the Company has a present obligation (legal or constructive) as a result of a past event, it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where the Company expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the income statement net of any reimbursement.

If the effect of the time value of money is material, provisions are discounted using a current pre-tax rate that reflects, where appropriate, the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a finance cost.

Significant Accounting Judgments, Estimates and Assumptions
The preparation of the Company's separate financial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the disclosure of contingent liabilities, at the end of the reporting period. However, uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of the asset or liability affected in future periods.

The key assumptions concerning the future and other key sources of estimation uncertainty at the reporting date, that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

Impairment of Non-Financial Assets
Impairment exists when the carrying value of an asset or cash generating unit exceeds its recoverable amount, which is the higher of its fair value less costs to sell and its value in use. The fair value less costs to sell calculation is based on available data from binding sales transactions in an arm's length transaction of similar assets or observable market prices less incremental costs for disposing of the asset. The value in use calculation is based on a discounted cash flow model. The cash flows are derived from the budget for the next five years and do not include restructuring activities that the Company is not yet committed to or significant future investments that will enhance the asset's performance of the cash generating unit being tested. The recoverable amount is most sensitive to the discount rate used for the discounted cash flow model as well as the expected future cash inflows and the growth rate used for extrapolation purposes.

Share Based Payment Transactions
The Company measures the cost of equity-settled transactions with employees by reference to the fair value of the equity instruments at the date at which they are granted. Estimating fair value for share-based payment transactions requires determining the most appropriate valuation model, which is dependent on the terms and conditions of the grant. This estimate also requires determining the most appropriate inputs to the valuation model including the expected life of the stock option, volatility and dividend yield and making assumptions about them.

Pension Benefits
The cost of defined benefit pension plans and other post employment medical benefits and the present value of the pension obligation are determined using actuarial valuations. An actuarial valuation involves making various assumptions. These include the determination of the discount rate, future salary increases, mortality rates and future pension increases. Due to the complexity of the valuation, the underlying assumptions and its long term nature, a defined benefit obligation is highly sensitive to changes in these assumptions. All assumptions are reviewed at each reporting date.

Fair Value of Financial Instruments
Where the fair value of financial assets and financial liabilities recorded in the statement of financial position cannot be derived from active markets, they are determined using valuation techniques including the discounted cash flows model. The inputs to these models are taken from observable markets where possible, but where this is not feasible, a degree of judgment is required in establishing fair values. The judgments include considerations of inputs such as liquidity risk, credit risk and volatility. Changes in assumptions about these factors could affect the reported fair value of financial instruments.

Development Costs
Development costs are capitalized in accordance with the accounting policy described above. Initial capitalization of costs is based on management's judgment that technological and economical feasibility is confirmed, usually when a product development project has reached a defined milestone according to an established project management model. In determining the amounts to be capitalized, management makes assumptions regarding the expected future cash generation of the project, discount rates to be applied and the expected period of benefits.

3.	Standards Issued But Not Yet Effective

Standards issued but not yet effective up to the date of issuance of the Company's financial statements are listed below. This listing of standards and interpretations issued are those that the Company reasonably expects to have an impact on disclosures, financial position or performance when applied at a future date. The Company intends to adopt these standards when they become effective.

K-IFRS 1012 Income Taxes (Amendment) - Recovery of Underlying Assets

The amendment clarified the determination of deferred tax on investment property measured at fair value. The amendment introduces a rebuttable presumption that deferred tax on investment property measured using the fair value model in K-IFRS 1040 should be determined on the basis that its carrying amount will be recovered through sale. Furthermore, it introduces the requirement that deferred tax on non-depreciable assets that are measured using the revaluation model in K-IFRS 1016 always be measured on a sale basis of the asset. The amendment becomes effective for annual periods beginning on or after January 1, 2012.

K-IFRS 1019 Employee Benefits (Amendment)

The KASB has issued numerous amendments to K-IFRS 1019. These range from fundamental changes such as removing the corridor mechanism and the concept of expected returns on plan assets to simple clarifications and re-wording. The Company had made a voluntary change in accounting policy to recognize actuarial gains and losses in OCI in the current period (see Note 2). The Company is currently assessing the full impact of the remaining amendments. The amendment becomes effective for annual periods beginning on or after January 1, 2013.

K-IFRS 1107 Financial Instruments: Disclosures (Amendment) - Enhanced Derecognition Disclosure Requirements

The amendment requires additional disclosures about financial assets that have been transferred but not derecognized to enable the user of the Company's financial statements to understand the relationship with those assets that have not been derecognized and their associated liabilities. In addition, the amendment requires disclosures about continuing involvement in those derecognized assets. The amendment becomes effective for annual periods beginning on or after July 1, 2011. The amendment affects disclosure only has no impact of the Company's financial position or performance.

K-IFRS 1113 Fair Value Measurement

K-IFRS 1113 establishes a single source of guidance under K-IFRS for all fair value measurements. K-IFRS 1113 does not change when an entity is required to use fair value, but rather provides guidance on how to measure fair value under K-IFRS when fair value is required or permitted. The Company is currently assessing the impact that this standard will have on the financial position and performance. This standard becomes effective for annual periods beginning on or after January 1, 2013.

4.	Operating Segment Information

For management purposes, the Company is organized into business units based on their products and services. As the Company has a single reporting segment, the disclosure required pursuant to K-IFRS 1108 is omitted.

Geographic Information
Revenue by geography for the years ended December 31, 2011 and 2010 are as follows (Korean won in thousands):

	2011					2010
	Domestic	Export		Total		Domestic		Export		Total
Revenue	₩ 60,060,456	₩	253,315,641	₩	313,376,097	₩	30,051,454	₩	130,295,120	₩	160,346,574
Finished Good	53,269,807	253,315,641		306,585,448		23,349,724		130,295,120		153,644,844
Other	6,790,649	—		6,790,649		6,701,730		—		6,701,730
Gross Profit	₩ (6,216,726)	₩	49,727,704	₩	43,510,978	₩	4,501,708	₩	61,832,192	₩	66,333,900

SunPower Corporation is only customer representing more than 10% of revenue and sales to SunPower Corporation amounts to ₩ 221,369,337 thousand and ₩ 121,484,755 thousand for the years ended December 31, 2011 and 2010, respectively.

5.	Cash and Cash Equivalents

(Korean won in thousands):

	2011		2010		As at January 1, 2010
Cash on hand	₩	4,000	₩	2,190	₩	3,000
Cash at banks and short-term deposits	107,297,016		70,334,622		9,212,103
	₩	107,301,016	₩	70,336,812	₩	9,215,103

Cash at banks earn interest at floating rates based on daily bank deposit rates. Short-term deposits are made for various periods of between one day and three months, depending on the immediate cash requirements of the Company, and earn interest at the respective short-term deposit rates. The fair values of cash and cash equivalents are not materially different from carrying values.

6.	Classification of Financial Instruments

Financial Assets Based on Classification

(Korean won in thousands)

	December 31, 2011
	Loans and receivables	Derivatives designated as cash flow hedges	Financial asset at through profit or loss	Available-for-sale financial assets	Total
Cash and cash equivalents	₩ 107,301,016	₩ —	₩ —	₩ —	₩ 107,301,016
Other current financial assets	28,000,000	1,304,902	1,012,333	—	30,317,235
Trade and other receivables	80,518,294	—	—	—	80,518,294
Other non-current financial assets	—	—	—	701,642	701,642
Long-term trade and other receivables	86,516	—	—	—	86,516
	₩ 215,905,826	₩ 1,304,902	₩ 1,012,333	₩ 701,642	₩ 218,924,703

(Korean won in thousands)

	December 31, 2010
	Loans and receivables	Derivatives designated as cash flow hedges	Financial asset at through profit or loss	Available-for-sale financial assets	Total
Cash and cash equivalents	₩ 70,336,812	₩ —	₩ —	₩ —	₩ 70,336,812
Other current financial assets	300,000	4,919,314	2,159,353	—	7,378,667
Trade and other receivables	57,158,500	—	—	—	57,158,500
Other non-current financial assets	—	1,828,932	814,157	671,224	3,314,313
Long-term trade and other receivables	195,236	—	—	—	195,236
	₩ 127,990,548	₩ 6,748,246	₩ 2,973,510	₩ 671,224	₩ 138,383,528

(Korean won in thousands)

	January 1, 2010
	Loans and receivables	Available-for-sale financial assets	Total
Cash and cash equivalents	₩ 9,215,103	₩ —	₩ 9,215,103
Other current financial assets	25,500,000	—	25,500,000
Trade and other receivables	49,397,964	—	49,397,964
Other non-current financial assets	—	625,630	625,630
Long-term trade and other receivables	194,881	—	194,881
	₩ 84,307,948	₩ 625,630	₩ 84,933,578

Financial Liabilities Based on Classification

(Korean won in thousands)

	December 31, 2011
	Other financial liabilities	Derivatives designated as cash flow hedges	Financial liabilities at through profit and loss	Total
Other current financial liabilities	₩ —	₩ 989,010	₩ 23,424	₩ 1,012,434
Trade and other payables	38,543,615	—	—	38,543,615
Short-term borrowings	106,611,665	—	—	106,611,665
Other non-current financial liabilities	—	788,882	—	788,882
Long-term trade and other payables	1,541,280	—	—	1,541,280
Long-term borrowings	270,676,454	—	—	270,676,454
	₩ 417,373,014	₩ 1,777,892	₩ 23,424	₩ 419,174,330

(Korean won in thousands)

	December 31, 2010
	Other financial liabilities	Derivatives designated as cash flow hedges	Total
Other current financial liabilities	₩ —	₩ 169,326	₩ 169,326
Trade and other payables	51,029,257	—	51,029,257
Short-term borrowings	38,319,336	—	38,319,336
Other non-current financial liabilities	—	107,587	107,587
Long-term trade and other payables	920,000	—	920,000
Long-term borrowings	60,561,295	—	60,561,295
	₩ 150,829,888	₩ 276,913	₩ 151,106,801

(Korean won in thousands)

	January 1, 2010
	Other financial liabilities	Derivatives designated as cash flow hedges	Total
Other current financial liabilities	₩ —	₩ 805,357	₩ 805,357
Trade and other payables	25,180,781	—	25,180,781
Short-term borrowings	10,312,500	—	10,312,500
Other non-current financial liabilities	—	170,150	170,150
Long-term trade and other payables	420,000	—	420,000
Long-term borrowings	78,245,479	—	78,245,479
	₩ 114,158,760	₩ 975,507	₩ 115,134,267

Gain and Losses Based on Classification

(Korean won in thousands)

	2011
	Loans and receivables	Financial asset at through profit or loss	Available-for-sale financial assets	Financial liability at through profit or loss	Other financial liabilities	Total
Other operating income
Gain on foreign currency transaction	₩ 14,174,986	₩ —	₩ —	₩ —	₩ 4,980,400	₩ 19,155,386
Gain on foreign currency translation	912,273	—	—	—	66,734	979,007
Reversal of allowance for doubtful accounts	160,381	—	—	—	—	160,381
Other operating expenses
Loss on foreign currency transaction	(10,181,789)	—	—	—	(5,979,781)	(16,161,570)
Loss on foreign currency translation	(12,897)	—	—	—	(8,780,802)	(8,793,699)
Bad debt expenses	(1,017,026)	—	—	—	—	(1,017,026)
Finance income
Interest income	570,594	—	—	—	—	570,594
Dividend income	—	—	700	—	—	700
Gain on transaction of derivative financial instruments	—	1,869,265	—	—	—	1,869,265
Gain on valuation of derivative financial instruments	—	741,839	—	—	—	741,839
Finance expenses
Interest expenses	—	—	—	—	(7,359,026)	(7,359,026)
Loss on transaction of derivative financial instruments	—	—	—	(401,868)	—	(401,868)
Loss on valuation of derivative financial instruments	—	—	—	(19,009)	—	(19,009)
	₩ 4,606,522	₩ 2,611,104	₩ 700	₩ (420,877)	₩ (17,072,475)	₩ (10,275,026)

(Korean won in thousands)

	2010
	Loans and receivables	Financial asset at through profit or loss	Other financial liabilities	Derivatives designated as cash flow hedges	Total
Other operating income
Gain on foreign currency transaction	₩ 3,858,865	₩ —	₩ 1,900,635	₩ —	₩ 5,759,500
Gain on foreign currency translation	15,174	—	—	—	15,174
Reversal of allowance for doubtful accounts	84,953	—	—	—	84,953
Other operating expenses
Loss on foreign currency transaction	(3,728,528)	—	(3,176,154)	—	(6,904,682)
Loss on foreign currency translation	(131,028)	—	(238,248)	—	(369,276)
Finance income
Interest income	2,232,359	—	—	—	2,232,359
Gain on transaction of derivative financial instruments	—	2,456,808	—	—	2,456,808
Gain on valuation of derivative financial instruments	—	2,973,510	—	—	2,973,510
Finance expenses
Interest expenses	—	—	(4,555,597)	—	(4,555,597)
Loss on transaction of derivative financial instruments	—	—		(784,410)	(784,410)
	₩ 2,331,795	₩ 5,430,318	₩ (6,069,364)	₩ (784,410)	₩ 908,339

7.	Trade and Other Receivables

(Korean won in thousands)

	2011		2010		As at January 1, 2010
	Current	Non-current	Current	Non-current	Current	Non-current
Trade receivables	₩ 46,015,975	₩ —	₩ 29,619,990	₩ —	₩ 19,223,824	₩ —
Allowance for doubtful accounts	(1,390,322)	—	(107,285)	—	(192,238)	—
Other receivable	12,781,914	—	20,081,517	—	16,003,970	—
Allowance for doubtful accounts	—	—	(160,382)	—	(154,749)	—
Accrued income	117,718	—	14,680	—	232,329	—
Loan receivable	—	—	—	—	102,222	—
Short-term deposits	22,993,009	—	7,709,980	—	14,182,606	—
Guarantee deposits	—	86,516	—	195,236	—	194,881
	₩ 80,518,294	₩ 86,516	₩ 57,158,500	₩ 195,236	₩ 49,397,964	₩ 194,881

See below for movements in the provision for impairment of receivables (Korean won in thousands):

	2011		2010
At January 1	₩	267,667	₩	346,987
Bad debt expenses	1,283,037		5,633
Reversal of allowance for doubtful accounts	(160,382)		(84,953)
At December 31	₩	1,390,322	₩	267,667

As at December 31, the aging analysis of trade receivables is as follows (Korean won in thousands):

			Past due but not impaired
	Neither past due nor impaired		< 30 days	31-180 days	Allowance for doubtful accounts	Total
2011	₩	39,217,157	4,998,901	1,799,917	(1,390,322)	₩	44,625,653
2010	₩	29,522,856	97,134	—	(107,285)	₩	29,512,705
As at January 1, 2010	₩	15,054,017	3,720,997	448,810	(192,238)	₩	19,031,586

8.	Other Current Assets and Other Non-Current Assets

(Korean won in thousands):

	2011				2010		As at January 1, 2010
	Current		Non-Current		Current	Non-Current	Current	Non-Current
Advance payments	₩	36,448,646	₩	30,041,462	₩ 12,877,004	₩ 13,757,200	₩ 1,623,014	₩	—
Prepaid expenses	399,689		—		256,145	—	138,200	—
	₩	36,848,335	₩	30,041,462	13,133,149	13,757,200	1,761,214	₩	—

9.	Inventories

(Korean won in thousands):

	2011	2010	As at January, 1 2010
Finished goods	₩ 4,062,296	₩ 8,721,174	₩ 1,937,846
Work-in-process	1,158,942	363,730	150,466
Raw materials	34,715,105	6,755,142	393,602
Stored goods	26,303,462	11,110,086	6,544,441
Materials in transit	9,047,611	1,032,297	386,570
	₩ 75,287,416	₩ 27,982,429	₩ 9,412,925
Less: Valuation allowance	(2,233,319)	(595,297)	(422,467)
Total inventories at lower of cost and net realizable value	₩ 73,054,097	₩ 27,387,132	₩ 8,990,458

As of December 31, 2011, inventories and inventories related to outsourced manufacturing services are insured against general comprehensive property indemnity losses for up to ₩ 81,909,958 thousand.

10.	Property, Plant and Equipment

(Korean won in thousands):

	2011	2010	As at January 1, 2010
Land	₩ 24,813,517	₩ 11,568,415	₩ 11,568,415
Buildings	116,503,541	108,649,912	34,520,662
Accumulated depreciation	(9,432,409)	(4,907,499)	(2,776,590)
Structures	3,085,994	3,085,994	2,717,300
Government subsidies	(194,131)	(204,916)	(216,681)
Accumulated depreciation	(464,767)	(310,467)	(171,417)
Machinery and equipment	231,320,439	127,431,901	83,388,774
Government subsidies	(1,307,986)	(1,076,152)	(264,495)
Accumulated depreciation	(48,154,767)	(26,046,563)	(14,597,617)
Vehicles	115,870	111,370	48,700
Accumulated depreciation	(57,086)	(34,437)	(19,485)
Others	14,701,626	7,225,040	5,078,645
Accumulated depreciation	(5,148,637)	(2,783,028)	(1,475,349)
Construction-in-progress	44,844,547	42,483,708	4,420,410
Net book value	₩ 370,625,751	₩ 265,193,278	₩ 122,221,272

Change in net book value of property, plant and equipment for three years ended December 31, 2011 and 2010 are as follows (Korean won in thousands):

	2011
	Jan 1, 2011	Additions	Disposals	Depreciation	Transfer (1)	Dec 31, 2011
Land	₩ 11,568,415	₩ 145,102	₩ —	₩ —	₩ 13,100,000	₩ 24,813,517
Buildings	103,742,413	3,378,779	(125,228)	(4,535,835)	4,611,003	107,071,132
Structures	2,570,611	—	—	(143,515)	—	2,427,096
Machinery and equipment	100,309,186	17,826,704	(1,652,167)	(22,512,647)	87,886,609	181,857,685
Vehicles	76,933	4,500	—	(22,649)	—	58,784
Others	4,442,012	7,479,866	(1,253)	(2,367,635)	—	9,552,990
Construction-in-progress	42,483,708	108,261,076	—	—	(105,900,237)	44,844,547
	₩ 265,193,278	₩ 137,096,027	₩ (1,778,648)	₩ (29,582,281)	₩ (302,625)	₩ 370,625,751

	2010
	Jan 1, 2010	Additions	Disposals	Depreciation	Transfer (1)	Dec 31, 2010
Land	₩ 11,568,415	₩ —	₩ —	₩ —	₩ —	₩ 11,568,415
Buildings	31,744,072	69,801,350	—	(2,130,909)	4,327,900	103,742,413
Structures	2,329,202	368,694	—	(127,285)	—	2,570,611
Machinery and equipment	68,526,662	43,950,617	—	(11,386,736)	(781,357)	100,309,186
Vehicles	29,215	62,670	—	(14,952)	—	76,933
Others	3,603,296	2,146,394	—	(1,307,678)	—	4,442,012
Construction-in-progress	4,420,410	42,483,708	—	—	(4,420,410)	42,483,708
	₩ 122,221,272	₩ 158,813,433	₩ —	₩ (14,967,560)	₩ (873,867)	₩ 265,193,278

(1)	Refer to fluctuations related to government subsidies.

Certain portion of the Company's land, buildings, and machinery are pledged as collaterals in relation to the long-term borrowings to Shinhan Bank up to a maximum of ₩ 123,760 million.

As of December 31, 2011, plant and equipment are insured against general comprehensive property indemnity losses for up to ₩ 347,482,914 thousand.

11.	Government Subsidies

Government subsidies are recognized where there is reasonable assurance that the subsidy will be received and all attached conditions will be complied with. When the subsidy relates to an expense item, it is recognized as income over the period necessary to match the subsidy on a systematic basis to the costs that it is intended to compensate. Where the subsidy relates to an asset, it is accounted for as a deduction from the acquisition cost of the acquired assets and offset against depreciation over the expected life of the related assets.

(Korean won in thousands):

	2011		2010
At January 1	₩	1,149,478	₩	773,871
Received during the year	1,562,580		1,250,000
Additions to property, plant and equipment	(302,625)		(873,868)
Offset against the related research costs and development costs	(663,827)		(526)
At December 31	₩	1,745,606	₩	1,149,477
Current - Other current liabilities (1)	204,326		229,477
Non-current - Long-term other payables (2)	1,541,280		920,000
	₩	1,745,606	₩	1,149,477

(1)	Represent government subsidies without conditions.

(2)	Represent government subsidies with conditions required to repay.

12.	Intangible Assets

(Korean won in thousands):

	2011	2010	As at January 1, 2010
Development costs	₩ 320,000	₩ 320,000	₩ 320,000
Accumulated amortization	(277,333)	(213,333)	(149,333)
Computer software	2,847,315	633,110	614,160
Accumulated amortization	(704,298)	(342,974)	(216,071)
Patents	3,656	—	—
Accumulated amortization	(122)	—	—
Construction-in-progress	38,414	504,305	5,424
Memberships	742,848	907,091	—
Net book value	₩ 2,970,480	₩ 1,808,199	₩ 574,180

Change in net book value of intangible assets for the years ended December 31, 2011 and 2010 are as follows (Korean won in thousands):

	Development costs	Computer software	Patents	Construction-in-progress	Memberships	Total
At January 1, 2010	₩ 170,667	₩ 398,089	₩ —	₩ 5,424	₩ —	₩ 574,180
Acquisition	—	18,950	—	498,881	907,091	1,424,922
Amortization	(64,000)	(126,903)	—	—	—	(190,903)
At December 31, 2010	106,667	290,136	—	504,305	907,091	1,808,199
Acquisition	—	60,696	—	1,691,274	94,848	1,846,818
Disposals	—	—	—	—	(259,091)	(259,091)
Amortization	(64,000)	(361,324)	(122)	—	—	(425,446)
Transfer	—	2,153,509	3,656	(2,157,165)	—	—
At December 31, 2011	₩ 42,667	₩ 2,143,017	₩ 3,534	₩ 38,414	₩ 742,848	₩ 2,970,480

The Company performed annual impairment test of its memberships with indefinite lives as at December 31, 2011 and 2010, but did not identify any impairment indicator. Memberships' recoverable amount is the higher of its fair value less costs to sell and its value in use unless there are observable market prices.

13.	Other Financial Assets and Financial Liabilities

(Korean won in thousands):

	2011				2010				As at January 1, 2010
	Current		Non-current		Current		Non-current		Current		Non-current
Other financial assets
Financial instruments	₩	28,000,000	₩	—	₩	300,000	₩	—	₩	25,500,000	₩	—
Derivatives	2,317,235		—		7,078,667		2,643,090		—		—
Available-for-sale financial assets	—		701,642		—		671,224		—		625,630
Total	₩	30,317,235	₩	701,642	₩	7,378,667	₩	3,314,314	₩	25,500,000	₩	625,630
Other financial liabilities
Derivatives	₩	1,012,434	₩	788,882	₩	169,326	₩	107,587	₩	805,357	₩	170,150

As at December 31, available-for-sale financial assets consist of the following (Korean won in thousands):

	2011						2010		As at January 1, 2010
	Acquisition cost		Book value		Unrealized holding gain		Book value		Book value
Non-marketable equity securities
Electric Contractors' Financial Coorperative	₩	56,358	₩	61,487	₩	5,129	₩	56,358	₩	59,608
Marketable debt securities
National housing fund bonds	495,818		640,155		144,337		614,866		566,022
	₩	552,176	₩	701,642	₩	149,466	₩	671,224	₩	625,630

Changes in accumulated gain on valuation of available-for-sale financial assets for the years ended December 31, 2011 and 2010 are as follows (Korean won in thousands):

	2011		2010
At January 1 (Before income tax effect)	₩	119,048	₩	73,454
Gain on valuation of available-for-sale financial assets	30,418		45,594
At December 31 (Before income tax effect)	149,466		119,048
Income tax effect added to or deducted from capital	(32,883)		(26,190)
At December 31 (After income tax effect)	₩	116,583	₩	92,858

14.	Hedging Activities and Derivatives

Derivatives Not Designated As Hedging Instruments

The Company uses foreign currency denominated sales and forward currency contracts to manage some of its transaction exposures. These currency forward contracts are not designated as cash flow, fair value or net investment hedges and are entered into for periods consistent with currency transaction exposures, generally one to 24 months.

Cash Flow Hedges

Foreign exchange forward contracts and interest rate swap contracts measured at fair value through other comprehensive income are designated as hedging instruments in cash flow hedges of forecast sales denominated in foreign currencies and variable-interest rate borrowings denominated in Korean won, respectively. The Company is exposed to fluctuations in cash flows until May 2014.

Foreign Currency Forward Contracts

As of December 31, 2011 and 2010, details of unsettled currency forwards contracts are as follows (Foreign currency in thousands):

	As at December 31, 2011
	Contract date	Maturity date	Currency unit	Contract F/X rate	Unsettled contractual amount (short position)
Foreign currency forward contracts designated as cash flow hedges	May 26, 2010 ~ Aug 9, 2011	Feb 20, 2012 ~ Jun 20, 2013	USD	1,106.35 ~ 1,242.50	67,000
Foreign currency forward contracts with trading purpose	May 26, 2010 ~ Nov 15, 2010	Jan 18, 2012 ~ May 17, 2012	USD	1,132.62 ~ 1,257.00	15,000

	As at December 31, 2010
	Contract date	Maturity date	Currency unit	Contract F/X rate	Unsettled contractual amount (short position)
Foreign currency forward contracts designated as cash flow hedges	May 26, 2010 ~ Nov 15, 2010	Jan 20, 2011 ~ May 21, 2012	USD	1,129.62 ~ 1,242.50	86,000
Foreign currency forward contracts with trading purpose	May 26, 2010	Jan 18, 2011 ~ May 17, 2012	USD	1,220.00 ~ 1,257.00	63,500

As of December 31, interest rate swap contracts agreements are as follows:

	Interest rate swap contracts	Long-term borrowings denominated in Korean won
Contract date (or borrowings date)	September 2, 2010	September 2, 2010
Maturity date	Feb 21, 2014 ~ May 21, 2014	Feb 21, 2014 ~ May 21, 2014
Contractual amount (Korean won in unit)	₩20,915,718,151	₩20,915,718,151
Fixed interest rate	4.85% ~ 5.73%	—
Variable interest rate	—	CD + 1.35% ~ 2.1%

As of December 31, details of gain or loss on valuation of the derivatives are as follows (Korean won in thousands):

	Net derivatives financial instruments			Gain (loss) on valuation of currency forwards contracts				Accumulated gain on valuation of derivatives (1)
	2011	2010	As at January 1, 2010	2011		2010		2011		2010	As at January 1, 2010
Interest rate swap contracts designated as cash flow hedges	₩ (58,952)	₩ (18,693)	₩ (975,507)	₩	—	₩	—	₩	(45,983)	₩ (14,169)	₩ (739,435)
Foreign currency forward contracts designated as cash flow hedges	(414,038)	6,490,027	—	—		—		(322,950)		4,919,440	—
Foreign currency forward contracts with trading purposes	988,910	2,973,510	—	722,830		2,973,510		—		—	—
	₩ 515,920	₩ 9,444,844	₩ (975,507)	₩	722,830	₩	2,973,510	₩	(368,933)	₩ 4,905,271	₩ (739,435)

(1)
At December 31, 2011, tax effects arising from valuation of foreign exchange forward contracts and interest rate swap contracts designated as cash flow hedges are ₩ 12,969 thousand and ₩ 91,088 thousand, respectively. For the years ended December 31, 2011, loss on valuation of derivative financial instruments less tax effect resulting from applying cash flow hedge accounting amounts to ₩ 5,214,204 thousand. Accumulated gain on valuation of foreign exchange forward contracts that arose as a result of occurrence of forecast sales (before tax effect) amounting to ₩ 5,487,682 thousand were added to sales.

15.	Borrowings and Bonds

As of December 31, short-term borrowings consist of the following (Korean won in thousands):

Description	Financial institution	Annual interest rate (%) as of December 31, 2011	2011		2010		As at January 1, 2010
General loans	Citibank Korea Inc	3M USD LIBOR + 2.5	₩	46,654,420	₩	19,488,152	₩	—
	The Export-Import Bank of Korea	3M USD LIBOR + 1.95 and etc	34,599,000		—		—
	Korea Exchange Bank	5.856	5,000,000		—		—
			₩	86,253,420	₩	19,488,152	₩	—

As of December 31, long-term borrowings consist of the following (Korean won in thousands):

Description	Financial institution	Annual interest rate (%) as of December 31, 2011	2011	2010	As at January 1, 2010
General loans	Shinhan Bank	CD + 2.1 and others	₩ 52,289,295	₩ 71,120,479	₩ 81,432,979
	Korea Development Bank	3M USD LIBOR + 2.91	40,365,501	—	—
Development loans	Shinhan Bank	Notified interest rate by Korea Energy Management Coorperation	17,112,000	8,272,000	7,125,000
			109,766,796	79,392,479	88,557,979
		Less: Current portion	(20,358,245)	(18,831,184)	(10,312,500)
			₩ 89,408,551	₩ 60,561,295	₩ 78,245,479

As of December 31, details of bonds issued are as follows (Korean won in thousands):

Series	Issue date	Maturity date	Annual interest rate (%) as of December 31, 2011	2011	2010	As at January 1, 2010
2nd unsecured bond denominated in US dollar	Jun 27, 2011	Jun 27, 2014	LIBOR + 3	₩ 69,198,000	₩ —	₩ —
3rd unsecured bond with warrants denominated in Korean won	Dec 19, 2011	Dec 19, 2016	2.00	120,000,000	—	—
				189,198,000	—	—
		More: Premium on bonds		13,211,400	—	—
		Less: adjustment of warrant		(18,970,529)	—	—
		Less: discount on bonds		(2,170,968)	—	—
				181,267,903	—	—
		Less: current portion		—	—	—
				₩ 181,267,903	₩ —	₩ —

Bonds with Warrants

The Company issued non-secured the bond with detachable warrants (BW) with a face value of ₩ 120,000,000 thousand at 100% of face value on December 19, 2011. The BW will be redeemed at 111.0095% of the face value at the maturity date on December 19, 2016 (guaranteed yield to maturity: 4.00%), unless early redeemed or warrants have been converted to common stock.

The BW may be early redeemed on December 19, 2013 at the option of the bondholders at 104.1428% of the face value.

The warrants may be converted into common stock from January 19, 2012 to November 19, 2016. The initial conversion price on the issuance date was ₩ 4,945 for common share (conversion ratio of 1:1). The conversion price is subject to an adjustment subsequently on December 19, 2011 and every 3 month thereafter to the higher of (A) the average of (i) the average closing prices of the common shares for the past one month, (ii) the average closing prices of the common shares for the past one week and (iii) the closing price on the latest trading day, (B) the closing price on the latest trading day, and (C) the average closing price of the common shares for the past three days before issuance date. Such adjustment on conversion price is limited to the extent of 80% of the initial conversion price. In addition, the conversion price may be adjusted in occurrence of certain events such as increase of paid in capital, dividends and other standard dilutive events. Any conversion rights exercised during the period are assumed to be exercised at the beginning of that financial year.

With respect to the put option entitled the warrant holder to sell at the agreed price, the option's exercise price at each exercise dale is approximately equal to the amortized cost of the host debt instrument, thus the Company does not account for put option separately from the host contract.

In accordance with Q&A from Financial Supervisory Service (FSS), the difference between the initial carrying amount of bonds with stock warrants and liability components of bonds with stock warrants is recorded in equity amounting to ₩ 4,576,327 thousand less tax effect amounting to ₩ 1,290,759 thousand.

As of December 31,2011, the payment schedule of long-term borrowings and bonds is as follows (Korean won in thousands):

	2013		2014		2015		Thereafter		Total
Long-term borrowings	₩	20,372,445	₩	50,833,475	₩	1,948,981	₩	16,253,650	₩	89,408,551
2nd unsecured bond denominated in U.S. dollar	—		68,987,235		—		—		68,987,235
3rd unsecured bond with warrants denominated in Korean won	—		—		—		112,280,668		112,280,668
	₩	20,372,445	₩	119,820,710	₩	1,948,981	₩	128,534,318	₩	270,676,454

Long-term borrowings above are secured by property, plant and equipment.

16.	Trade and Other Payables

(Korean won in thousands):

	2011				2010				As at January 1, 2010
	Current		Non-current		Current		Non-current		Current		Non-current
Trade payables	₩	8,208,933	₩	—	₩	5,986,272	₩	—	₩	996,002	₩	—
Other payables	29,675,923		1,541,280 (1)		44,333,863		920,000		23,492,005		420,000
Accrued expenses	658,759		—		709,122		—		692,774		—
	₩	38,543,615	₩	1,541,280	₩	51,029,257	₩	920,000	₩	25,180,781	₩	420,000

(1)	Represents government subsidies with conditions required to repay.

17.	Other Current Liabilities and Other Non-Current Liabilities

(Korean won in thousands):

	2011		2010		As at January 1, 2010
Advanced received	₩	244,215	₩	—	₩	—
Withholdings	442,932		579,997		84,252
Government subsidies (1)	204,326		229,477		353,871
	₩	891,473	₩	809,474	₩	438,123

(1)	There are no unfulfilled conditions or contingencies attached to these subsidies.

18.	Fair Values

Set out below is a comparison by class of the carrying amounts and fair value of the Company's financial assets that are carried in the financial statements (Korean won in thousands):

	Carrying amount			Fair value
	2011	2010	As at January 1, 2010	2011	2010	As at January 1, 2010
Financial assets carried at fair value
Available-for-sale financial investments	₩ 701,642	₩ 671,224	₩ 625,630	₩ 701,642	₩ 671,224	₩ 625,630
Derivatives	2,317,235	9,721,756	—	2,317,235	9,721,756	—
	3,018,877	10,392,980	625,630	3,018,877	10,392,980	625,630
Financial assets carried at amortized cost
Cash and cash equivalents	107,301,016	70,336,812	9,215,103	107,301,016	70,336,812	9,215,103
Other current financial assets	28,000,000	300,000	25,500,000	28,000,000	300,000	25,500,000
Current trade and other receivables	80,518,294	57,158,500	49,397,964	80,518,294	57,158,500	49,397,964
Non-current trade and other receivables	86,516	195,236	194,881	86,516	195,236	194,881
	215,905,826	127,990,548	84,307,948	215,905,826	127,990,548	84,307,948
Total	₩ 218,924,703	₩ 138,383,528	₩ 84,933,578	₩ 218,924,703	₩ 138,383,528	₩ 84,933,578

Set out below is a comparison by class of the carrying amounts and fair value of the Company's financial liabilities that are carried in the financial statements (Korean won in thousands):

	Carrying amount			Fair value
	2011	2010	As at January 1, 2010	2011	2010	As at January 1, 2010
Financial liabilities carried at fair value
Derivatives	₩ 1,801,316	₩ 276,912	₩ 975,507	₩ 1,801,316	₩ 276,912	₩ 975,507
Financial liabilities carried at amortized cost
Current trade and other payables	38,543,615	51,029,256	25,180,781	38,543,615	51,029,256	25,180,781
Short-term borrowings	86,253,420	19,488,152	—	86,253,420	19,488,152	—
Current portion of long-term borrowings	20,358,245	18,831,184	10,312,500	20,358,245	18,831,184	10,312,500
Non-current trade and other payables	1,541,280	920,000	420,000	1,541,280	920,000	420,000
Long-term borrowings and bonds	270,676,454	60,561,295	78,245,479	270,676,454	60,561,295	78,245,479
	417,373,014	150,829,887	114,158,760	417,373,014	150,829,887	114,158,760
Total	₩ 419,174,330	₩ 151,106,799	₩ 115,134,267	₩ 419,174,330	₩ 151,106,799	₩ 115,134,267

Fair Value Hierarchy

The Company uses the following hierarchy for determining and disclosing the fair value of financial instruments by valuation technique:

Level 1:	quoted (unadjusted) prices in active markets for identical assets or liabilities

Level 2:	other techniques for which all inputs which have a significant effect on the recorded fair value are observable either directly or indirectly

Level 3:	techniques which use inputs which have a significant effect on the recorded fair value that are not based on observable market data.

As of December 31, 2011, the Company held the following financial instruments carried at fair value in the statement of financial position

(Korean won in thousands):

	Level 1		Level 2		Level 3		Dec. 31, 2011
Assets measured at fair value
Available-for-sale financial investments	₩	—	₩	701,642	₩	—	₩	701,642
Derivatives	—		2,317,235		—		2,317,235
	₩	—	₩	3,018,877	₩	—	₩	3,018,877
Liabilities measured at fair value
Derivatives	₩	—	₩	1,801,316	₩	—	₩	1,801,316

As of December 31, 2010, the Company held the following financial instruments carried at fair value in the statement of financial position

(Korean won in thousands):

	Level 1		Level 2		Level 3		Dec. 31, 2010
Assets measured at fair value
Available-for-sale financial investments	₩	—	₩	671,224	₩	—	₩	671,224
Derivatives	—		9,721,756		—		9,721,756
	₩	—	₩	10,392,980	₩	—	₩	10,392,980
Liabilities measured at fair value
Derivatives	₩	—	₩	276,912	₩	—	₩	276,912

As of January 1, 2010, the Company held the following financial instruments carried at fair value in the statement of financial position

(Korean won in thousands):

	Level 1		Level 2		Level 3		Jan. 1, 2010
Assets measured at fair value
Available-for-sale financial investments	₩	—	₩	625,630	₩	—	₩	625,630
Liabilities measured at fair value
Derivatives	₩	—	₩	975,507	₩	—	₩	975,507

19.	Issued Capital and Reserves

Issued Capital

	2011		2010		As at January 1, 2010
Authorized ordinary shares	200,000,000		200,000,000		8,000,000
Par value of per share (1) (Korean won in units)	₩	500	₩	500	₩	5,000
Ordinary shares issued and outstanding (2)	62,093,120		62,000,000		4,612,000
Issued capital stock (2)(3) (Korean won in thousands)	₩	31,046,560	₩	31,000,000	₩	23,060,000

(1)	The Company changed the par value per share from ₩5,000 to ₩ 500 through a stock split as approved by the shareholders on January 14, 2010 (effective date: February 16, 2010)

(2)	In 2010, issued capital and capital surplus were increased by ₩ 7,940,000 thousand and ₩ 140,829,690 thousand, respectively due to issuance of additional 15,880,000 common shares at ₩ 500 per share.

(3)	In 2011, issued capital stock and capital surplus were increased by ₩ 46,560 1housand and ₩ 283,397 thousand, respectively due to exercise of stock options 93,120 common shares at ₩ 500 per share.

Capital Surplus

(Korean won in thousands):

	2011		2010		As at January 1, 2010
Share premium	₩	141,113,085	₩	140,829,690	₩	—
Other capital surplus (1)	1,591,385		1,591,385		1,500,664
Consideration for stock warrants (2)	4,576,327		—		—
	₩	147,280,799	₩	142,421,075	₩	1,500,664

(1)
Other capital surplus represents share based compensation expense for the stock options granted to the Company's employee by Woongjin Holdings Co., Ltd., the Company's majority shareholder. There is no unrecognized share based compensation expense as of December 31, 2011.

(2)	Refer to amount associated with the warrants to the common shares of the Company, net of tax effects of ₩ 1,290,759 thousand.

Capital Adjustments

Comprised fully of the amounts related to stock option granted to employees.

Accumulated Other Comprehensive Income

(Korean won in thousands):

	2011	2010		As at January 1, 2010
Accumulated gain on valuation of available-for-sale financial assets	₩ 116,583	₩	92,858	₩ 55,678
Accumulated gain on valuation of derivatives designated cash flow hedges	1,017,823	5,115,171		—
Accumulated loss on valuation of derivatives designated cash flow hedges	(1,386,755)	(209,900)		(739,434)
	₩ (252,349)	₩	4,998,129	₩ (683,756)

Retained Earnings

Unappropriated retained earnings comprise fully of retained earnings as of December 31, 2011 and 2010.

Statements of Appropriations of Retained Earnings

(Korean won in thousands):

	2011	2010
I. Retained earnings before appropriations:
Unappropriated retained earnings carried forward from the prior year	₩ 119,912,873	₩ 72,550,512
Profit for the year	21,573,122	47,446,357
Net actuarial loss recognized in the year	(147,424)	(83,996)
	141,338,571	119,912,873
II. Appropriations	—	—
III. Unappropriated retained earnings to be carried forward to the next year	₩ 141,338,571	₩ 119,912,873

Appropriation dates for the year ended December 31, 2011 and 2010 are/were March 23, 2012 and March 25, 2011, respectively.

20.	Employment Benefit

The Company has a defined benefit plan covering substantially all of its employees. The actuarial valuations of plan assets and the present value of the defined benefit obligation were carried out by qualifying and independent external expert and were measured using the Projected Unit Credit Method.

Changes in the defined benefit liability are as follows (Korean won in thousands):

	2011		2010
At January 1	₩	558,360	₩	316,820
Contributions by employer	(800,000)		(390,000)
Benefits paid	(209,700)		(36,087)
Benefit expense recognized in the income statement	1,141,604		559,940
Net actuarial loss recognized during the year (1)	189,005		107,687
At December 31	₩	879,269	₩	558,360
Defined benefit obligation	₩	2,642,359	₩	1,625,828
Fair value of plan assets	(1,763,090)		(1,067,468)
Defined benefit liability	₩	879,269	₩	558,360

(1)	Net actuarial loss amounting to ₩ 147,424 thousand (2010; ₩ 83,996 thousand) was recorded as other comprehensive loss for the year ended December 31, 2011 net of the related tax effects.

The components of net benefit expense recognized in the income statement are as follows (Korean won in thousands):

	2011		2010
Current service cost	₩	1,068,267	₩	511,590
Interest cost on benefit obligation	101,741		72,756
Expected return on plan assets	(28,404)		(24,406)
Net benefit expense	₩	1,141,604	₩	559,940

Changes in the present value of the defined benefit obligation are as follows (Korean won in thousands):

	2011	2010
At January 1	₩ 1,625,828	₩ 1,102,370
Benefits paid	(350,175)	(172,750)
Current service cost	1,068,267	511,590
Interest cost on benefit obligation	101,740	72,756
Net actuarial loss recognized during the year	196,698	111,862
At December 31	₩ 2,642,359	₩ 1,625,828

Changes in the fair value of plan assets are as follows (Korean won in thousands):

	2011	2010
At January 1	₩ 1,067,468	₩ 785,550
Contributions by employer	800,000	390,000
Benefits paid	(140,475)	(136,663)
Expected return on plan assets	28,404	24,406
Net actuarial loss recognized during the year	7,693	4,175
At December 31	₩ 1,763,090	₩ 1,067,468

The major categories of plan assets as a percentage of the fair value of total plan assets are as follows (Units in %):

	2011	2010	As at January 1, 2010
Pensions	98.44	97.43	96.51
Others	1.56	2.57	3.49

The overall expected rate of return on assets is determined based on the market expectations prevailing on that date, applicable to the period over which the obligation is to be settled. These are reflected in the principal assumptions below.

The principal assumptions used in determining pension and post-employment medical benefit obligations for the Company's plans are shown below (Units in %):

	2011	2010	As at January 1, 2010
Future salary increases	4.73	9.21	3.30
Discount rate	4.78	5.59	6.60
Expected rate of return on assets	3.40	3.40	3.86

21.	Share-Based Compensation Plans

As of December 31, 2011, details of stock options granted by the Company are as follows:

	1st grant (1)	2nd grant (1)	3rd grant
Grant date	March 20, 2007	March 4, 2009	March 25, 2011
Grantee	Executives	Executives	Executives
Settlement method	Equity-settled	Equity-settled	Equity-settled
Number of shares (Common stock)	93,120 shares	240,000 shares	310,000 shares
Exercise price (per share)	₩500	₩2,520	₩17,062
Authority	Shareholders' meeting	Shareholders' meeting	Shareholders' meeting

(1)
The number of shares granted and exercise prices are subject to change upon subsequent events including issuance of new shares, stock dividends, share split or consolidation of shares. As the Company changed the par value per share from ₩ 5,000 to ₩ 500 through a share split as approved by the shareholders on January 13, 2010, the number of shares granted and exercise price were also adjusted. All the stock options granted under the 1st grant were exercised during the year ended December 31, 2011.

As of December 31, 2011, the exercisable periods for the stock options granted by the Company and the vesting conditions for those options granted are as follows:

	Exercisable periods	Vesting conditions
1st grant	From Mar. 20, 2010 to Mar. 19, 2014	2 years of service from the grant date
2nd grant	From Mar. 24, 2012 to Mar. 23, 2016	3 years of service from the grant date
3rd grant	From Mar. 25, 2014 to Mar. 24, 2021	3 years of service from the grant date

The following table illustrates the inputs to the Black-Scholes option pricing model used to calculate the grant date fair value of the stock option granted (Korean won in thousands):

	1st grant (1)	2nd grant (1)	3rd grant (2)
Fair market value of underlying common stocks	₩ 34,243 per share	₩ 20,326 per share	₩ 17,650 per share
Risk-free interest rate (%) (Yield of Korean government treasury bonds with 5-year maturity)	4.80	4.43	4.06
Expected life of stock option (years)	5	5	5
Expected volatility (%)	50.58	58.61	46.39
Dividend yield (%)	—	—	—
Fair value of stock options	₩ 30,434 per unit	₩ 9,948 per unit	₩ 8,260 per unit

(1)
Fair market value of underlying stocks was measured using commonly adopted fair valuation models such as discounted cash flow method. Volatility of stock price was calculated and based on the historical price (for the same length of time as the expected term) of local companies listed, the natures of which are similar to the Company. The fair value of common stock and stock option was calculated based on the prior par value of ₩ 5,000 per share.

(2)
Fair market value of underlying stocks was quoted price of the Company's common share at the grant date. Volatility of stock price was calculated and based on the historical stock price of the Company's listed common shares on the Korea Exchange.

Movements in the Year

The following table illustrates the number (No.) and weighted average exercise price (WAEP) of stock options during the years ended December 31, 2011 and 2010 (Korean won in thousands):

	2011			2010
	No.	WAEP		No.	WAEP
Outstanding at January 1	333,120	₩	1,955	33,120	₩	1,955
Granted during the year	310,000	17,062		—	—
Forfeited during the year	—	—		—	—
Exercised during the year	(93,120)	500		—	—
Outstanding at December 31	550,000	₩	10,716	33,120	₩	1,955
Exercisable at December 31	—	₩	—	93,120	₩	500

The share based compensation expense recognized during the year is shown in the following table (Korean won in thousands):

	2011		2010
Accumulated share based compensation expense recognized
At January 1.	₩	422,664	₩	343,083
For the year	790,905		79,581
At December 31.	₩	1,213,569	₩	422,664
Accumulated share based compensation expense recognized for the options exercised	₩	283,397	₩	—
Remaining share based compensation expense to be recognized for the options exercisable in the future	₩	930,172	₩	422,664

22.	Income Tax

The major components of income tax expense for the years ended December 31, 2011 and 2010 are as follows (Korean won in thousands):

	2011	2010
Current income tax expense	₩ 2,331,263	₩ 10,298,597
Deferred tax relating to origination and reversal of temporary differences	(8,677,172)	2,295,993
Adjustments to prior year tax filing	—	108,105
	(6,345,909)	12,702,695
Income tax charged directly to equity	231,726	(1,786,860)
Income tax expense reported in the separate income statement	₩ (6,114,183)	₩ 10,915,835

The major components of Income tax charged directly to equity for the years ended December 31, 2011 and 2010 are as follows (Korean won in thousands):

	2011	2010
Current income tax related to items charged or credited directly to equity during the year:	₩ —	₩ —
Deferred tax related to items charged or credited directly to equity during the year:	(231,726)	1,786,860
Actuarial losses on defined benefit plans (1)	(41,581)	(23,691)
Unrealized gain/(loss) on available-for-sale financial assets (1)	6,692	8,415
Net gain on valuation of derivative financial instruments (1)	(1,487,596)	1,802,136
Consideration for stock warrants	1,290,759	—
Income tax charged directly to equity	₩ (231,726)	₩ 1,786,860

(1)	Represent income expense reported as other comprehensive income.

A reconciliation between tax expense and the product of accounting profit multiplied by Korea's domestic tax rate for the years ended December 31, 2011 and 2010 is as follows (Korean won in thousands):

	2011	2010
Accounting profit before income tax	₩ 15,458,939	₩ 58,362,192
At Korea's statutory income tax rate	3,714,663	14,097,250
Adjustments
Expenses not deductible for tax purposes	583	103,526
Tax credit	(2,012,816)	(3,315,274)
Adjustments to prior year tax filing	—	108,105
Deferred income tax effects from unused carried forward tax credit	(7,278,024)	—
Deferred income tax effects from unused actuarial losses on defined benefit plans	41,581	23,691
Others (tax rate difference and others)	(580,170)	(101,463)
Income tax expense (benefit from) reported in the income statement	₩ (6,114,183)	₩ 10,915,835
At the effective income tax rate (1)	—	18.70%

(1)	Effective income tax rate is not applicable as the Company incurred benefit from income taxes for the year ended December 31, 2011.

The Company offsets tax assets and liabilities if and only it has a legally enforceable right to set off current tax assets and current tax liabilities and the deferred tax assets and deferred tax liabilities related to income taxes levid by the same tax authority.

Deferred tax relates to the following:

(Korean won in thousands)

	Separate statement of financial position			Separate income statement
	2011	2010	As at January 1, 2010	2011	2010
Benefit liability	₩ 57,845	₩ 18,709	₩ 7,634	₩ 39,136	₩ 11,075
Depreciation	224,789	190,019	139,065	34,770	50,954
Government subsidies	935,504	534,720	303,721	400,784	230,999
Temporary allowance for subsidies	(935,504)	(534,720)	(303,721)	(400,784)	(230,999)
Loss on foreign currency translation	—	89,365	15,374	(89,365)	73,991
Gain on foreign currency translation	—	(3,672)	(3,203)	3,672	(469)
Gain on valuation of available-for-sale financial assets	(32,883)	(26,191)	(17,776)	(6,692)	(8,415)
Gain (loss) on valuation of derivatives	(113,502)	(2,285,652)	236,073	2,172,150	(2,521,725)
Accrued expenses	34,825	36,349	32,249	(1,525)	4,100
Accrued income	(25,898)	(3,553)	(56,224)	(22,345)	52,671
Loss on valuation of inventories	491,330	144,062	102,237	347,268	41,825
Allowance for sales returns	—	85,678	85,678	(85,678)	—
Premium on bonds with warrants	2,906,508	—	—	2,906,508	—
Adjustment of warrant	(4,173,517)	—	—	(4,173,517)	—
Allowance for doubtful accounts	274,766	—	—	274,766	—
Deduction carried forward tax credit	7,278,024	—	—	7,278,024	—
Deferred tax expense / (income)				₩ 8,677,172	₩ (2,295,993)
Net deferred tax assets / (liability)	₩ 6,922,287	₩ (1,754,886)	₩ 541,107

Reconciliation of Deferred Tax Assets (Liabilities) Net

	2011	2010
Opening balance sheet as of January 1	₩ (1,754,886)	₩ 541,107
Tax income/(expense) during the period recognized in profit or loss	8,445,447	(509,133)
Tax (expense) during the period recognized in equity	231,726	(1,786,860)
Closing balance December 31	₩ 6,922,287	₩ (1,754,886)

23.	Sales

Outsourced manufacturing services (manufacture of ingots using customer-procured polycrystalline silicon) for the years ended December 31, 2011 and 2010 amounts to ₩ 195,635,670 thousand and ₩ 103,458,720 thousand, respectively.

In connection with such services, the Company accounted the unprocessed raw materials (poly-silicon) provided by customers as short-term deposits (Notes 7).

24.	Cost of Sales and Selling and Administrative Expense

Expenses by Nature

(Korean won in thousands):

	2011	2010
Changes in finished goods and work in progress	₩ (747,998)	₩ (673,066)
Changes in raw materials and stored goods	150,237,434	41,194,859
Employee benefit expenses	18,875,470	7,525,177
Depreciation and bad debt expenses	31,290,764	15,164,096
Other expenses	87,418,963	39,583,006
Cost of sales and selling and administrative expense	₩ 287,074,633	₩ 102,794,072

Selling and Administrative Expenses

	2011	2010
Salaries	₩ 3,425,335	₩ 2,086,959
Benefit expenses	234,054	53,199
Employ benefits	1,721,292	1,539,241
Entertainment	71,901	36,382
Travel	310,233	158,701
Vehicle maintenance expenses	139,053	84,767
Communications	52,125	30,034
Taxes and dues	248,611	436,334
Lease expense	72,537	25,568
Depreciation	450,583	233,747
Amortization	210,532	40,584
Repairs	34,650	—
Supplies	146,643	244,825
Printing	20,991	7,132
Advertising	1,619,699	839,651
Transportation	1,187,225	107,000
Insurance expenses	97,187	137,883
Commission	2,362,827	1,476,451
Training expenses	239,032	218,533
Sample expenses	796,914	103,172
Share based transaction expenses	677,093	97,725
Service fees	1,807,960	817,876
Bad debt expenses	1,283,037	5,633
Total	₩ 17,209,514	₩ 8,781,397

25.	Other Operating Income/Expenses

(Korean won in thousands):

	2011	2010
Other operating incomes
Gain on foreign currency transaction	₩ 19,155,836	₩ 5,759,500
Gain on foreign currency translation	979,007	15,174
Gain on disposal of property, plant and equipment	7,578	—
Reversal of allowance for doubtful accounts	160,381	84,953
Miscellaneous income	511,509	65,403
Total	₩ 20,814,311	₩ 5,925,030
Other operating expenses
Loss on foreign currency transaction	₩ 16,161,570	₩ 6,904,682
Loss on foreign currency translation	8,793,699	369,276
Donations	101,454	1,220
Loss on disposal of property, plant and equipment	923,707	—
Loss on disposal of intangible assets	61,818	—
Other bad debt expenses	1,017,026	—
Miscellaneous expense	55	162,832
Total	₩ 27,059,330	₩ 7,438,010

26.	Finance Revenue / Costs

(Korean won in thousands):

	2011	2010
Finance revenue
Interest income	₩ 570,594	₩ 2,232,359
Dividend income	700	—
Gain on settlement of derivative financial instruments	1,869,264	2,456,807
Gain on valuation of derivative financial instruments	741,839	2,973,510
Total	₩ 3,182,397	₩ 7,662,676
Finance costs
Interest expense	₩ 7,359,026	₩ 4,555,597
Loss on settlement of derivative financial instruments	401,868	784,410
Loss on valuation of derivative financial instruments	19,009	—
Total	₩ 7,779,903	₩ 5,340,007

27.	Earnings Per Share

(Korean won in unit):

	2011		2010
Basic earnings per share	₩	348	₩	872
Diluted earnings per share	345		870

Basic earnings per share amounts are calculated by dividing net profit attributable to common equity holders for the year by the weighted average number of common shares outstanding during the year.

Diluted earnings per share amounts are calculated by dividing the net profit attributable to common equity holders (after adjusting for expenses on the potential ordinary shares) by the weighted average number of common shares outstanding during the year plus the weighted average number of common shares that would be issued on conversion of all the dilutive potential common shares.

The following reflects the income and share data used in the basic and diluted earnings per share computations for the years ended December 31, 2011 and 2010 (Korean won in unit):

	2011		2010
Net profit attributable to common equity holders	₩	21,573,122,148	₩	47,446,357,061
Share based payment transaction expense	—		138,449,240
Net profit attributable to common shares adjusted for the effect of dilution	₩	21,573,122,148	₩	47,446,357,061

(Share)

	2011	2010
Weighted average number of common shares for basic earnings per share	62,066,587	54,386,301
Effect of dilution:
Stock options	—	297,150
Bond with warrants	509,046	—
Weighted average number of common shares adjusted for the effect of dilution	62,575,633	54,683,451

There have been no other transactions involving common shares or potential common shares subsequent to the reporting date.

28.	Statements of Cash Flow

Non-cash adjustment to reconcile profit before tax to net cash flows

(Korean won in thousands):

	2011	2010
Depreciation of property, plant and equipment	₩ 29,582,280	₩ 14,967,560
Loss on foreign currency translation	8,793,699	369,276
Severance and retirement benefit	1,141,604	559,940
Loss on disposal of property, plant and equipment	923,707	—
Loss on valuation of derivative financial instruments	19,009	—
Share-based payment transaction expense	790,905	170,302
Amortization of intangibles assets	425,446	190,903
Other bad debts expenses	1,017,025	—
Bad debt expenses	1,283,037	5,633
Loss on valuation of inventories	1,638,022	172,830
Interest expenses	7,359,026	4,555,597
Loss on disposal of intangible assets	61,818	—
Gain on foreign currency translation	(979,006)	(15,174)
Gain on disposal of property, plant and equipment	(7,578)	—
Gain on valuation of derivative financial instruments	(741,838)	(2,973,510)
Reversal of allowance for doubtful accounts	(160,381)	(84,953)
Interest income	(570,594)	(2,232,359)
Dividend income	(700)	—
Income tax expense (benefit)	(6,114,183)	10,915,835
Total	₩ 44,461,298	₩ 26,601,880

Working Capital Adjustments

(Korean won in thousands):

	2011	2010
Decrease (increase) in trade receivable	₩ (15,483,713)	₩ (10,402,465)
Decrease (increase) in other receivable	(7,983,426)	(8,761,068)
Increase in inventories	(47,304,987)	(18,569,504)
Decrease (increase) in trade payable	2,289,395	4,905,914
Decrease (increase) in other payable	(17,360,320)	12,117,409
Payment to plan assets	(800,000)	(390,000)
Payment of severance and retirement benefits, net	(209,700)	(36,086)
Other, net	(38,213,206)	(4,526,607)
Total	₩ (125,065,957)	₩ (25,662,407)

29.	Related Party Disclosures

The related parties of the Company and nature of their relationship with the Company are as follows:

Related Party	Relationship
Woongjin Holdings Co., Ltd.	Shareholder
SunPower Corporation with its subsidiaries	Shareholder
Woongjin Coway Co., Ltd.	Associate
Woongjin Foods Co., Ltd.	Associate
Kukdong Engineering & Construction Co., Ltd.	Associate
Woongjin Thinkbig Co., Ltd.	Associate
Woongjin Passone Co., Ltd.	Associate
Rexfield Country Club	Associate
Booxen Co., Ltd.	Associate
Woongjin Playdoci Co., Ltd.	Associate
Woongjin Logistics Co., Ltd.	Associate
Woongjin Polysilicon Co., Ltd.	Associate

The following table provides the total amount of transactions that have been entered into with related parties for the relevant financial years as well as outstanding balances at December 31, 2011 and 2010 and January 1, 2010 (Korean won in thousands):

		Sales to related parties	Purchases from related parties	Amounts owed by related parties*	Amounts owed to related parties*
Woongjin Holdings Co., Ltd.	2011	₩ —	₩ 27,391,287	₩ —	₩ 1,689,493
	2010	—	8,740,126	—	1,989,587
	As at Jan 1, 2010			8,881	291,058
SunPower Corporation with its subsidiaries	2011	221,369,337	62,845,097	49,947,627	19,586,284
	2010	121,484,755	—	43,262,995	20,975,281
	As at Jan 1, 2010			48,656,177	19,333,440
Woongjin Coway Co., Ltd.	2011	—	978,750	—	1,324
	2010	—	3,726,131	—	9,268
	As at Jan 1, 2010			—	—
Woongjin Foods Co., Ltd.	2011	—	8,980	—	360
	2010	—	16,231	—	—
	As at Jan 1, 2010			—	2,666
Kukdong Engineering & Construction Co., Ltd.	2011	—	10,033,615	—	—
	2010	—	59,469,151	—	220,000
	As at Jan 1, 2010			—	1,382,920
Woongjin Thinkbig Co., Ltd.	2011	—	1,413	—	1,413
	2010	—	18,365	—	—
	As at Jan 1, 2010			—	—
Woongjin Passone Co., Ltd.	2011	—	53,755	—	530
	2010	—	7,300	—	69
	As at Jan 1, 2010			—	45
Rexfield Country Club	2011	—	60,524	—	—
	2010	—	95,540	—	19,800
	As at Jan 1, 2010			—	4,400
Booxen Co., Ltd.	2011	—	11,359	—	305
	2010	—	4,544	—	—
	As at Jan 1, 2010			—	—
Woongjin Logistics Co., Ltd.	2011	—	156,837	—	25,340
	2010	—	—	—	—
	As at Jan 1, 2010			—	—
Woongjin Polysilicon Co., Ltd.	2011	2,491,929	92,644,803	—	—
	2010	1,185,518	394,079	351,726	—
	As at Jan 1, 2010			—	—
Total	2011	₩ 223,861,266	₩ 194,186,420	₩ 49,947,627	₩ 21,305,049
	2010	122,670,273	72,471,467	43,614,721	23,214,005
	As at Jan 1, 2010			48,665,058	21,014,529

Compensation of Key Management Personnel of the Company

The Company recorded salaries of ₩ l,532,247 thousand, employment benefits of ₩ 250,598 thousand and share based payment expense of ₩ 790,905 thousand for the year ended December 31, 2011 for key-management personnel who have authority and responsibility over the Company's plans and operations.

30.	Commitments and Contingencies

Credit Lines

(Korean won in thousands, US dollar in units):

Credit provider	Description of credit line	Currency	Limit
Shinhan Bank	General loan	KRW	52,289,000
	Energy savings loan	KRW	18,272,000
Korea Exchange Bank	Comprehensive lines of credit	KRW	8,000,000
	Sight letters of credit	USD	7,200,000
Citibank Korea, Inc.	Comprehensive lines of credit	KRW	40,654,000
	Sight letters of credit	USD	15,000,000
Total		KRW	119,215,000
		USD	22,200,000

Guarantees

As of December 31, 2011, the Company has provided guarantees amounting to ₩ 8,025 million and ₩ l0,204 million to Shinhan Bank and Woori Bank, respectively in relation to loans made to employee, in connection with Employee Stock Purchase Plan (ESPP).

Contingencies

As of December 31, 2011, the Company has entered into Polysillcon Supply Agreement with SunPower Philippines Manufacturing Ltd., under which SunPower Philippines Manufacturing Ltd. delivers polysilicon to the Company for the manufacturing of ingots. The Company and SunPower Philippines Manufacturing Ltd. amended the agreement under which the term of the agreements was extended until July 2016. Moreover, the Company has entered into Sales Agreement with SunPower Corporation, under which ingots manufactured by the Company will be sold to SunPower Corporation at agreed price until July 2016.

The Company has entered into Ingot Plant License Agreement with SunPower Corporation, under which Sun Power granted to the Company certain intellectual property rights relating to the manufacture and supply of ingots. As a consideration for this agreement, the Company paid ₩ 320 million and capitalized the payment as development costs, and has amortized it on a straight-line basis over five years.

As of December 31, 2011, the Company has entered into Polysilicon Supply Agreement with Wacker Chemie AG until December 2016, for which the Company prepaid ₩ 33,861 million for the year ended December 31, 2011. In connection with such prepayment the Company recorded current and non-current prepayment amounted to ₩ 3,820 million and ₩ 30,041 million, respectively.

As of December 31, 2011, the Company has entered into Polysilicon Supply Agreement with Woongjin Polysilicon Co., Ltd until December 2015, for which the Company prepaid ₩ 27,874 million which is accounted for as current prepayment.

As of December 31, 2011, the Company has received guarantees amounted to ₩ 15 million provided by Seoul Guarantee Insurance Company for fulfillment of contract.

As of December 31, 2011, plant, equipment and inventories are insured against general property indemnity losses for up to ₩ 429,392,872 thousand. Moreover, the Company carries gas accident indemnity insurance, indemnity insurance for executives and worker's compensation.

31.	Financial Risk Management Objectives and Policies

The Company's principal financial liabilities, other than derivatives, comprise trade and other payables and borrowings. The main purpose of these financial liabilities is to raise finances for the Company's operations. The Company has trade and other receivables, and cash and short-term deposits that arrive directly from its operations. The Company also holds available-for-sale investments, and enters into derivative transactions.

The Company is exposed to market risk, credit risk and liquidity risk.

The Company's senior management oversees the management of these risks. The Company's senior management is supported by a financial risk committee that advises on financial risks and the appropriate financial risk governance framework for the Company. The financial risk committee provides assurance to the Company's senior management that the Company's financial risk-taking activities are governed by appropriate policies and procedures and that financial risks are identified, measured and managed in accordance with Company policies and Company risk appetite. All derivative activities for risk management purposes are carried out by specialist teams that have the appropriate skills, experience and supervision. It is the Company's policy that no trading in derivatives for speculative purposes shall be undertaken.

The Board of Directors reviews and agrees policies for managing each of these risks which are summarized below.

Market Risk

Market risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market prices. Market prices comprise three types of risk: interest rate risk, currency risk, commodity price risk and other price risk, such as equity risk.

Interest Rate Risk

Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company's exposure to the risk of changes in market interest rates relates primarily to the Company's long-term debt obligations with floating interest rates. As of December 31, 2011 and 2010, variable rate borrowings amount to ₩ 191,020,215 thousand and ₩ 98,880,631 thousand respectively.

The Company manages its interest rate risk by having a balanced portfolio of fixed and variable rate loans and borrowings. To manage this, the Company enters into interest rate swaps, in which the Company agrees to exchange, at specified intervals, the difference between fixed and variable rate interest amounts calculated by reference to an agreed-upon notional principal amount. These swaps are designated to hedge underlying debt obligations. As of December 31, 2011, interest rate swap contracts are effective to the hedged risk and therefore, the effects from such contract were recorded in other comprehensive income (Notes 14).

Foreign Currency Risk

Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Company's exposure to the risk of changes in foreign exchange rates relates primarily to the Company's operating activities.

The Company manages its foreign currency risk by hedging transactions that are expected to occur within a maximum 24 month period. Transactions that are certain to occur are hedged without any limitation in time.

Where the nature of the hedge relationship is not an economic hedge, it is the Company's policy to negotiate the terms of the derivatives to match the terms of the underlying hedged items to maximize hedge effectiveness.

Monetary assets and liabilities denominated in foreign currencies that are exposed to foreign currency risk as of December 31, 2011 and 2010 and January 1,2010 are as follows (Korean won in thousands):

	2011		2010		As at January 1, 2010
	Asset	Liability	Asset	Liability	Asset	Liability
USD	₩ 55,928,403	₩ 90,509,722	₩ 48,793,565	₩ 39,501,420	₩ 35,729,967	₩ 19,903,055
EUR	—	1,528,046	—	—	—	—
JPY	—	2,537,773	27,364	6,533,103	—	183,722
CHF	—	—	—	2,302,039	—	—
Total	₩ 55,928,403	₩ 94,575,541	₩ 48,820,929	₩ 48,336,562	₩ 35,729,967	₩ 20,086,777

Foreign Currency Sensitivity

The following table demonstrates the sensitivity to a reasonably possible change in the foreign exchange rate, with all other variables held constant, of the Company's profit before tax (due to changes in the fair value of monetary assets and liabilities).

(Korean won in thousands)

	2011		2010
	Increased by 5%	Decreased by 5%	Increased by 5%	Decreased by 5%
USD	₩ (1,729,066)	₩ 1,729,066	₩ 464,607	₩ (464,607)
EUR	(76,402)	76,402	—	—
JPY	(126,889)	126,889	(325,287)	325,287
CHF	—	—	(115,102)	115,102
Total	₩ (1,932,357)	₩ 1,932,357	₩ 24,218	₩ (24,218)

Credit Risk

Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Company is exposed to credit risk from its operating activities and its financing activities.

Trade and Other Receivables

Customer credit risk is managed by each business unit subject to the Company's established policy, procedures and control relating to customer credit risk management. Credit quality of the customer is assessed based on an extensive credit rating scorecard and individual credit limits are defined in accordance with this assessment. Outstanding customer receivables are regularly monitored and any shipments to major customers are generally covered by letters of credit or other form of credit insurance.

The requirement for impairment is analyzed at each reporting date on an individual basis for major clients. Additionally, a large number of minor receivables is accompanied into homogeneous companies and assessed for impairment collectively. The calculation is based on actually incurred historical data. The maximum exposure to credit risk at the reporting date is the carrying value of each class of financial assets disclosed in Note 6.

Financial Instruments and Cash Deposits

Credit risk associated with the Company's other assets which consist of cash, short-term deposits and short-term and long-term loans arise from the default by the counterparties. The Company's maximum exposure to credit risk for the components of the statement of financial position at December 31, 2011 and 2010 is the carrying amounts as illustrated in Note 6, Investment of surplus funds have been deposited with highly rated financial institutions such as Shinhan bank and others to mitigate potential loss that might arise as a result of failure by counterparty.

Liquidity Risk

The Company monitors its risk to a shortage of funds using a recurring liquidity planning tool. The Company's objective is to maintain a balance between continuity of funding and flexibility through the use of bank loans, debentures and hire purchase contracts. The Company assessed the concentration of risk with respect to refinancing its debt and concluded it to be low.

The table below summarizes the maturity profile of the Company's financial liabilities based on contractually undiscounted payments (Korean won in thousands).

December 31, 2011	Less than 1 year	1 to 2 years	> 2 years	Total
Trade payables	₩ 8,208,933	₩ —	₩ —	₩ 8,208,933
Borrowings and bonds	106,611,665	20,372,445	250,304,009	377,288,119
Financial derivatives	1,012,434	729,930	58,952	1,801,316
Other payables	30,334,682	—	1,541,280	31,875,962
	₩ 146,167,714	₩ 21,102,375	₩ 251,904,241	₩ 419,174,330

December 31, 2010	Less than 1 year	1 to 2 years	> 2 years	Total
Trade payables	₩ 5,986,272	₩ —	₩ —	₩ 5,986,272
Borrowings and bonds	38,319,336	20,358,245	40,203,050	98,880,631
Financial derivatives	169,326	88,893	18,693	276,912
Other payables	45,042,984	—	920,000	45,962,984
	₩ 89,517,918	₩ 20,447,138	₩ 41,141,743	₩ 151,106,799

January 1, 2010	Less than 1 year	1 to 2 years	> 2 years	Total
Trade payables	₩ 996,002	₩ —	₩ —	₩ 996,002
Borrowings and bonds	10,312,500	18,831,184	59,414,295	88,557,979
Financial derivatives	805,357	170,150	—	975,507
Other payables	24,184,779	—	420,000	24,604,779
	₩ 36,298,638	₩ 19,001,334	₩ 59,834,295	₩ 115,134,267

The financial derivative instruments in the above table represent the liabilities amount based on the gross undiscounted cash flows. However, those amounts may be settled either at gross or net basis.

Capital Management

The primary objective of the Company's capital management is to ensure that it maintains a strong credit rating and healthy capital ratios in order to support its business and maximize shareholder value.

The Company manages its capital structure and makes adjustments to it, in light of Changes in economic conditions. To maintain or adjust the capital structure, the Company may adjust the dividend payment to shareholders, return capital to shareholders or issue new shares.

No changes were made in the objectives, policies or processes during the years ending December 31, 2011 and 2010.

The Company monitors capital using a gearing ratio, which is net debt divided by total capital plus net debt. The Company includes within net debt, interest bearing loans and borrowings, trade and other payables, less cash and cash equivalents, excluding discontinued operations (Korean won in thousands).

	2011	2010	As at January 1, 2010
Financial liabilities
Current trade and other payables	₩ 38,543,615	₩ 51,029,256	₩ 25,180,781
Non-current trade and other payables	1,541,280	920,000	420,000
Interest-bearing loans and borrowings	377,288,119	98,880,631	88,557,979
Less cash and short-term deposits	(107,301,016)	(70,336,812)	(9,215,103)
Net debt	310,071,998	80,493,075	104,943,657
Total capital	320,343,753	298,754,741	96,770,503
Capital and net debt	₩ 630,415,751	₩ 379,247,816	₩ 201,714,160
Gearing ratio	49.20%	21.20%	52.00%

32.	Explanation of Transition to K-IFRS

For all periods up to and including the year ended December 31, 2010, the Company prepared its financial statements in accordance with local generally accepted accounting practice (Previous Local GAAP). These financial statements, for the year ended December 31, 2011, are the first the Company has prepared in accordance with Korea International Financial Reporting Standards (K-IFRS).

Accordingly, the Company has prepared financial statements which comply with IFRS applicable for periods beginning on or after January 1, 2011 as described in the accounting policies. In preparing these financial statements, the Company's opening statement of financial position was prepared as at January 1, 2010, the Company's date of transition to K-IFRS. This note explains the principal adjustments made by the Company in restating its Previous Local GAAP statement of financial position as at January 1, 2010 and its previously published local GAAP financial statements for the year ended December 31, 2010.

Exemptions Applied

K-IFRS 1101 First-Time Adoption of Korean International Financial Reporting Standards allows first-time adopters certain exemptions from the retrospective application of certain K-IFRSs effective for December 2011 year-ends.

The Company has applied the following exemptions:

•	The Company has only capitalized those eligible borrowing costs incurred after the transition date.

•
The Company has recognized all cumulative actuarial gains and losses on pensions and other post-retirement benefits as at January 1, 2010, directly in equity. The Company has elected to disclose amounts required by paragraph 120A(16) of K-IFRS 1019 prospectively from the date of transition.

Reconciliation of Equity as at January 1, 2010 (Date of Transition to K-IFRS)

(Korean won in thousands)	Notes	Previous Local GAAP	Adjustments	K-IFRS
Current assets
Cash and cash equivalents		₩ 9,215,103	₩ —	₩ 9,215,103
Other current financial assets		25,500,000	—	25,500,000
Trade and other receivables		49,397,964	—	49,397,964
Other current assets		1,761,214	—	1,761,214
Inventories		8,990,458	—	8,990,458
		94,864,739	—	94,864,739
Non-current assets
Other non-current financial assets		625,630	—	625,630
Long-term trade and other receivables		194,881	—	194,881
Deferred tax asset	C	501,225	39,882	541,107
Property, plant and equipment		122,221,272	—	122,221,272
Intangible assets		574,179	—	574,179
		124,117,187	39,882	124,157,069
Total assets		218,981,926	39,882	219,021,808

Current liabilities
Other current financial liabilities		805,357	—	805,357
Trade and other payables	B	25,047,520	133,261	25,180,781
Current portion of borrowings		10,312,500	—	10,312,500
Income tax payable		6,362,095	—	6,362,095
Other current liabilities		438,123	—	438,123
		42,965,595	133,261	43,098,856
Non-current liabilities
Other non-current financial liabilities		170,150	—	170,150
Long-term trade and other payables		420,000	—	420,000
Long-term borrowings		78,245,479	—	78,245,479
Defined benefit pension plan deficit	A	285,278	31,542	316,820
		79,120,907	31,542	79,152,449
Total liabilities		122,086,502	164,803	122,251,305
Capital and reserves
Issued capital		23,060,000	—	23,060,000
Capital surplus		1,500,665	—	1,500,665
Capital adjustments, net		343,083	—	343,083
Accumulated other comprehensive income (loss)		(683,756)	—	(683,756)
Retained earnings	A, B, C	72,675,432	(124,921)	72,550,511
Total equity		96,895,424	(124,921)	96,770,503
Total equity and liabilities		₩ 218,981,926	₩ 39,882	₩ 219,021,808

Reconciliation of Equity as at December 31, 2010

(Korean won in thousands)	Notes	Previous Local GAAP	Adjustments	K-IFRS
Current assets
Cash and cash equivalents		₩ 70,336,812	₩ —	₩ 70,336,812
Other current financial assets		7,378,667	—	7,378,667
Trade and other receivables		57,158,500	—	57,158,500
Other current assets		13,133,149	—	13,133,149
Inventories		27,387,132	—	27,387,132
		175,394,260	—	175,394,260
Non-current assets
Other non-current financial assets		3,314,314	—	3,314,314
Long-term trade and other receivables		195,236	—	195,236
Deferred tax asset	C	185,165	(185,165)	—
Other non-current assets		13,757,200	—	13,757,200
Property, plant and equipment		265,193,278	—	265,193,278
Intangible assets		1,808,199	—	1,808,199
		284,453,392	(185,165)	284,268,227
Total assets		459,847,652	(185,165)	459,662,487

Current liabilities
Other current financial liabilities		169,326	—	169,326
Trade and other payables	B	50,879,054	150,203	51,029,257
Borrowings		19,488,152	—	19,488,152
Current portion of borrowings		18,831,184	—	18,831,184
Income tax payable		6,678,225	—	6,678,225
Other current liabilities		809,474	—	809,474
		96,855,415	150,203	97,005,618
Non-current liabilities
Other non-current financial liabilities		107,587	—	107,587
Long-term trade and other payables		920,000	—	920,000
Long-term borrowings		60,561,295	—	60,561,295
Defined benefit pension plan deficit	A	531,407	26,953	558,360
Deferred tax liability	C	1,973,772	(218,886)	1,754,886
		64,094,061	(191,933)	63,902,128
Total liabilities		160,949,476	(41,730)	160,907,746
Capital and reserves
Issued capital		31,000,000	—	31,000,000
Capital surplus		142,421,075	—	142,421,075
Capital adjustments, net		422,664	—	422,664
Accumulated other comprehensive income (loss)		4,998,129	—	4,998,129
Retained earnings	A, B, C	120,056,308	(143,435)	119,912,873
Total equity		298,898,176	(143,435)	298,754,741
Total equity and liabilities		₩ 459,847,652	₩ (185,165)	₩ 459,662,487

Reconciliation of Profit and Loss for the Year Ended December 31, 2010

(Korean won in thousands)	Notes	Previous Local GAAP	Adjustments	K-IFRS
Revenue		₩ 160,346,575	₩ —	₩ 160,346,575
Cost of sales		94,012,675	—	94,012,675
Gross profit		66,333,900	—	66,333,900

Selling and administrative expenses	A, B	8,905,312	(123,915)	8,781,397
Other operating income		5,925,030	—	5,925,030
Other operating expenses		7,438,010	—	7,438,010
Operating profit		55,915,608	(123,915)	56,039,523

Finance revenue	A	7,691,257	(28,581)	7,662,676
Finance costs		5,340,007	—	5,340,007
Profit before tax		58,266,858	95,334	58,362,192
				—
Income tax expense	A, B, C	10,885,982	29,853	10,915,835
Profit for the year		47,380,876	65,481	47,446,357

Other comprehensive income		5,681,885	(83,996)	5,597,889
Total comprehensive income		₩ 53,062,761	₩ (18,515)	₩ 53,044,246

Adjustments Between Previous Local GAAP to K-IFRS

A) Defined Benefit Obligation

Under Previous Local GAAP, the provision of post-employment benefits was calculated assuming all employees providing with at least one year of services were to terminate their employment as of the reporting date. Under K-IFRS, the Company has recorded estimated amount using the projected unit credit method as defined benefit liabilities. The difference arising from applying K-IFRS has been recorded in retained earnings.

B) Accumulating Compensated Absences

Under Previous Local GAAP, the Company recognized accumulated compensation for unused paid-time-off and bonuses as expense when the Company's obligation to pay cash is determined. Under K-IFRS, the Company recognized accumulated compensation for unused paid-time-off as expense when the employees render services. The Company recognized bonus expense when the employees render services even in a situation where the Company does not have a legal obligation, but it is common practice in the industry to pay the bonus.

C) Deferred Tax Liability

Under Previous Local GAAP, deferred tax assets and liabilities had been classified as current or non-current assets and liabilities according to their liquidity. Under K-IFRS, all the deferred tax assets and liabilities have been reclassified as non-current items. The difference arising from adopting K-IFRS been properly reflected in income tax.

Statement of Cash Flows

Interest received, dividend received and interest paid are classified as either investing or financial activities pursuant to K-IFRS. However, effect of foreign exchange differences on cash and cash equivalents denominated in foreign currencies is separately disclosed. Other effects due to transition to K-IFRS are reflected in the statements of cash flows, if any.

33.	Operating Income

Reconciliation of operating income of the Company based on K-IFRS to the operating income based on Previous Local GAAP is as below:

(Korean won in thousands)

	2011		2010
Operating income	₩	20,056,445	₩	56,039,523
Adjustments
Other operating income	(20,814,311)		(5,925,031)
Other operating expense	27,059,330		7,438,010
	6,245,019		1,512,979
Operating income per Previous Local GAAP	₩	26,301,464	₩	57,552,502

34.	Approval of 2011 Financial Statements

The financial statements of the Company for the year ended December 31, 2011, were approved by the Board of Directors on February 29, 2012.

35.	Summary of Certain Significant Differences Between K-IFRS and Accounting Principles Generally Accepted in The United States of America (“U.S. GAAP”)

The accompanying fiscal 2011 and 2010 financial statements of the Company have been prepared in conformity with K-IFRS, which differs from U.S. GAAP in certain significant respects. Such differences are discussed below and address only those differences related to the non-consolidated financial statements. In addition, no attempt has been made to identify disclosure, presentation or classification differences that would affect the manner in which transactions and events are presented in the financial statements.

Information relating to the nature of such differences is presented below.

a.	Defined Benefit Obligations

Under U.S. GAAP, the provision of post-employment benefits was calculated assuming all eligible employees were to terminate their employment as of the reporting date. Further, U.S. GAAP requires the immediate recognition of a liability when the accumulated benefit obligation exceeds the fair market value of plan assets (see Note 23).

Under K-IFRS, the value of any defined benefit asset is restricted to the sum of any past service costs and the present value of any economic benefits available in the form of refunds from the plan or reductions in the future contributions plan.

b.	Accounting for Income Tax

Similar to Korean GAAP, under K-IFRS deferred income taxes is provided using the liability method on temporary differences between the financial reporting and tax bases of assets and liabilities. Deferred income tax assets are recognized to the extent that it is probable that such deferred income tax assets can be utilized. Further, under K-IFRS a liability related to an uncertain tax position is recognized in the financial statements when it is probable of resulting in additional payment to the tax authorities, while uncertain tax benefits are recognized only when the tax refund is virtually certain.

U.S. GAAP requires the recognition of deferred income taxes for all temporary differences between the carrying value of assets and liabilities for financial statement purposes, and their respective tax bases. Deferred tax assets are reduced by a valuation allowance if, in the opinion of management, it is more likely than not that some portion, or all, of the deferred tax asset will not be realized. Additional payments or reversals of previously provided liabilities arising from finalization of income tax returns, filing amended tax returns or examinations of prior year tax returns by tax authorities are normally reported as part of the current tax charge.

Under U.S. GAAP, for fiscal years beginning after December 15, 2006, an uncertain tax position must be recognized when it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position. The uncertain tax position, which can be recognized, is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement.

c.	Government Grants

Under K-IFRS, government grants are recognized once there is reasonable assurance that the subsidy will be received and all attached conditions will be met. Revenue-based grants are deferred in the balance sheet and released to the income statement to match the related expenditure that they are intended to compensate. Capital-based grants are deferred and matched with depreciation on the asset for which the grant arises. Grants that involve recognized assets are presented in the balance sheet either as deferred income or by deducting the grant in arriving at the asset's carrying amount, in which case the grant is recognized as a reduction of depreciation.

Under U.S GAAP, if conditions are attached to the grant, recognition of the grants is delayed until such conditions have been fulfilled. Contributions of long-lived assets or for the purchase of long-lived assets are to be credited to income over the expected useful life of the asset for which the grant was received.

d.	Financial Liabilities

Under K-IFRS, financial liabilities (within the scope of K-IFRS 1039) are classified as financial liabilities at fair value through profit or loss, loans and borrowings, or as derivatives designated as hedging instruments in an effective hedge, as appropriate. The Company determines the classification of its financial liabilities at initial recognition.

When bonds with stock warrants with embedded conditions to lower the exercise price if stock price falls, are issued, the difference between initial carrying amount of bonds with stock warrants and liabilities components of bonds with stock warrants could be divided into consideration for stock warrants and consideration for lowering of exercise price, and recorded in equity and liability, respectively. However, in accordance with Q&A from Financial Supervisory Service, consideration for lowering the exercise price cannot be considered a liability component due to the un-reimbursable nature of these bonds and accordingly, no distinguishment between consideration for stock warrants and that for lowering the exercise price can be made but instead, the difference between the initial carrying amount of bonds with stock warrants and liability components of bonds with stock warrants is recorded in equity.

Under U.S. GAAP, equity conversion features should be separated from the liability host and recorded separately as embedded derivatives only if they meet certain criteria. Under U.S. GAAP, an entity is required to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If the conversion feature is not recorded separately, then the entire convertible instrument may be considered one unit of account.

Woongjin Energy Co., Ltd.
Notes to Financial Statements
For the year ended December 31, 2009

AS OF AND FOR THE YEAR ENDED DECEMBER 31, 2009:

1.	Nature of Operations and Basis of Presenting Financial Statements

Woongjin Energy Co., Ltd. (the “Company”) was established on November 17, 2006, under the joint venture agreement dated September 29, 2006 between Woongjin Coway Co., Ltd. and SunPower Corporation (together with its subsidiaries, “SunPower”). The Company is mainly engaged in manufacture, sales and distribution of silicon ingots. In 2007, Woongjin Holdings Co., Ltd. acquired shares of the Company held by Woongjin Coway Co., Ltd.

As of December 31, 2009, the Company’s headquarter and manufacturing facilities are located in Dae-jeon, South Korea.

2.	Summary of Significant Accounting Policies

Basis of Financial Statement Presentation

The Company maintains its accounting records in Korean won and prepares statutory financial statements in Korean language in conformity with the accounting principles generally accepted in the Republic of Korea. Certain accounting principles applied by the Company that conform with financial accounting standards and accounting principles in the Republic of Korea may not conform with generally accepted accounting principles in other countries. Accordingly, these financial statements are intended for use by those who are informed about Korean accounting principles and practices.

The following is a summary of significant accounting policies followed by the Company in the preparation of its financial statements. These policies have been consistently applied to all the years presented, unless otherwise stated.

In 2009, the Company adopted the following new Statements of Korea Accounting Standards (SKAS) issued by the Korea Accounting Standards Board:

•	SKAS No. 5, Property, Plant and Equipment (As Revised)

•	Interpretation on financial accounting standard [53-70], Accounting for Derivatives (As Revised)

Revenue Recognition
Revenues from the sale of goods are recognized when the significant risks and rewards of ownership of goods are transferred to the buyer, usually upon the shipment of the product. At the time revenue is recognized, the Company provides for future returns of potentially defective product based on historical experience.

In those cases where the Company is not the primary obligor or merchant of record and/or does not credit risk, or where it earns a fixed manufacturing service fee, the Company records revenue under the net method. When the Company records revenues at net, revenue is recorded at the net amount received and retained by the Company.

Cash and Cash Equivalents and Short-Term Financial Instruments
Cash and cash equivalents include cash on hand and in banks, and financial instruments with maturity of three months or less at the time of purchase. Investments which are usually convertible into cash within four to 12 months of purchases are classified in the statements of financial position as short-term financial instruments. The carrying amount of these investments approximates fair value.

Allowance for Doubtful Accounts
The Company provides an allowance for doubtful accounts receivable. Allowances are calculated based on the estimates made through a reasonable and objective method.

Inventories
The quantities of inventories are determined using the perpetual method and periodic inventory count, while the costs of inventories are determined using the weighted average method. Inventories are stated at the lower of cost or net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less applicable variable selling expense. Replacement cost is used for the estimate of net realizable value of raw materials. If, however, the circumstances which caused the valuation loss cease to exist, the valuation loss is reversed, but not exceeding the original carrying amount before valuation. The said reversal is deducted from cost of sales.

Investments in Securities
Costs of securities are determined using the moving-weighted average method.
Investments in equity securities or debt securities are classified into trading securities, available-for-sale securities and held-to-maturity securities, depending on the acquisition and holding purpose. Investments in equity securities of companies, over which the Company exercises a significant control or influence, are recorded using the equity method of accounting. Trading securities are classified as current assets while available-for-sale securities and held-to-maturity securities are classified as long-term investments, excluding those securities that mature or are certain to be disposed of within one year, which are then classified as current assets.

Held-to-maturity securities are measured at amortized cost while available-for-sale and trading securities are measured at fair value. However, non-marketable securities, classified as available-for-sale securities, are carried at cost when the fair values are not readily determinable.

Gains and losses related to trading securities are recognized in the income statement, while unrealized gains and losses of available-for-sale securities are recognized under other comprehensive income and expense. Realized gains and losses on available-for-sale securities are recognized in the income statement.

Property, Plant and Equipment
Property, plant and equipment are stated at cost, which includes acquisition cost, production cost and other costs required to prepare the asset for its intended use. It also includes the present value of the estimated cost of dismantling and removing the asset, and restoring the site after the termination of the asset's useful life, provided it meets the criteria for recognition of provisions.

Property, plant and equipment are stated net of accumulated depreciation calculated and computed using a straight-line method, based on the following estimated useful lives:

Estimated Useful Lives
Building	25 years
Structures	20 years
Machinery and equipment	8 years
Others	3~5 years

Expenditures incurred after the acquisition or completion of assets are capitalized if they enhance the value of the related assets over their recently appraised value or extend the useful life of the related assets. Routine maintenance and repairs are charged to expense as incurred.

The Company capitalizes the interest it incurs on borrowings used to finance the cost of manufacturing, acquisition, and construction of inventory and property, plant, and equipment that require more than one year to complete from the initial date of manufacture, acquisition, and construction. No interest expenses was capitalized in 2009.

In case the capitalized financial costs are expensed as incurred, the effects to financial statements would be as follows:

	Thousands of Korean won
	When capitalized	When expensed	Variance
Buildings	₩ 34,520,661	₩ 33,704,035	₩ 816,626
Accumulated depreciation	2,776,590	2,704,797	71,793
Depreciation (*1)	12,434,891	12,402,226	32,665
Interest	5,560,557	5,560,557	—
Net income (*2)	41,033,255	41,008,494	24,761

(*1)	Includes depreciation allocated to cost of goods sold.

(*2)	Marginal tax rate was assumed for the tax effect.

Intangible Assets
Intangible assets are stated at cost, which includes acquisition cost, production cost and other costs required to prepare the asset for its intended use. Intangible assets are stated net of accumulated amortization which is determined on a straight-line method over the estimated economic useful lives of five years.

The Company recognizes the costs associated with the research and development of intellectual property rights as expense when incurred.

Impairment of Assets
When the book value of an asset is significantly greater than its recoverable value due to obsolescence, physical damage or an abrupt decline in the market value of the asset, the said decline in value is deducted from the book value to agree with recoverable amount and is recognized as an asset impairment loss for the period. When the recoverable value subsequently exceeds the book value, the impairment amount is recognized as gain for the period to the extent that the revised book value does not exceed the book value that would have been recorded without the impairment. Reversal of impairment of goodwill is not allowed.

Translation of Assets and Liabilities Denominated in Foreign Currencies
Monetary assets and liabilities denominated in foreign currencies are translated into Korean won at the rates of exchange in effect at the date of the statement of financial position and the resulting translation gains and losses are recognized in current operations.

Accrued Severance Benefits
Employees and directors with at least one year of service are entitled to receive a lump-sum payment upon termination of their employment with the Company based on their length of service and rate of pay at the time of termination. Accrued severance benefits represent the amount which would be payable assuming all eligible employees and directors were to terminate their employment as of the date of statement of financial position.

The Company has a defined benefit pension plan, and accrues severance benefits for current employees and pension payables for retired employees. Pension plan assets are presented as a deduction from the total accrued severance benefits and pension payables. The excess of pension plan assets over pension plan liabilities is recorded as investment assets.

Derivatives
All derivative instruments are accounted for at their fair value according to the rights and obligations associated with the derivative contracts. The resulting changes in fair value of derivative instruments are recognized either under the income statement or shareholders’ equity, depending on whether the derivative instruments qualify as a cash flow hedge. Fair value hedge accounting is applied to a derivative instrument purchased with the purpose of hedging the exposure to changes in the fair value of an asset or a liability or a firm commitment that is attributable to a particular risk. The resulting changes in the fair value of derivatives that are designated and qualify as cash flow hedges are recognized under the shareholders’ equity under accumulated other comprehensive income and expense.

Government Grants
Government grants received, which are to be repaid, are recorded as liability, while grants without obligation to be repaid are offset against cost of assets purchased with such grants. Grants received for a specific purpose are offset against the specific expense for which it was granted, and other grants are recorded as a gain for the period.

Share-based Compensation
In accordance with SKAS No. 22, Share-based payment, for equity-settled share-based payment transactions, the Company shall measure the goods or services received, and the corresponding increase in equity, directly, at the fair value of the goods or services received, unless that fair value cannot be estimated reliably. If the Company cannot estimate reliably the fair value of the goods or services received, the Company shall measure their value, and the corresponding increase in equity, indirectly, by reference to the fair value of the equity instruments granted.

For cash-settled share-based payment transactions, the Company shall measure the goods or services acquired and the liability incurred at the fair value of the liability. Until the liability is settled, the Company shall remeasure the fair value of the liability at each reporting date and at the date of settlement, with any changes in fair value recognized in profit or loss for the period.

Share-based payment transactions with an option for the parties to choose between cash and equity settlement are accounted for based on the substance of the transaction.

Income Tax and Deferred Income Tax
Income tax expense includes the current income tax under the relevant income tax law and the changes in deferred tax assets or liabilities. Deferred tax assets and liabilities represent temporary differences between financial reporting and the tax bases of assets and liabilities. Deferred tax assets are recognized for temporary differences which will decrease future taxable income or operating loss to the extent that it is probable that future taxable income will be available against which the temporary differences can be utilized. Deferred tax effects applicable to items in the shareholders’ equity are directly reflected in the shareholders’ equity.

Provisions and Contingent Liabilities
When there is a probability that an outflow of economic benefits will occur due to a present obligation resulting from a past event, and whose amount is reasonably estimable, a corresponding amount of provision is recognized in the financial statements. However, when such outflow is dependent upon a future event, is not certain to occur, or cannot be reliably estimated, a disclosure regarding the contingent liability is made in the notes to the financial statements.

3.	Inventories

Inventories as of December 31, 2009 consist of the following:

2009
Thousands of Korean won
Finished goods	₩ 1,937,846
Work-in-process	150,466
Raw materials	21,150
Stored goods	6,544,440
Materials in transit	386,571
₩ 9,040,473
Less: Valuation allowance	(50,015)
₩ 8,990,458

4.	Available-For-Sale Securities

	2009
	Thousands of Korean won
Non-marketable equity securities	₩	59,608
Marketable government bonds	566,022
	₩	625,630

Unrealized gain from of available-for-sale securities as of December 31, 2009 was ₩ 55,679 thousand (net of tax effect), recorded as accumulated other comprehensive income.

5.	Property, Plant and Equipment

Changes in property, plant and equipment for the years ended December 31, 2009 consist of the following:

	Thousands of Korean won
	Land	Buildings	Structures	Machinery	Others	Construction-in-progress	Total
Balances as of January 1, 2009	₩ 11,568,415	₩ 32,863,732	₩ 2,182,533	₩ 59,386,696	₩ 3,091,553	₩ 605,678	₩ 109,698,607
Acquisition	—	267,440	—	15,151,487	1,630,321	8,201,301	25,250,549
Disposal	—	(1,921)	—	(14,942)	—	—	(16,863)
Depreciation	—	(1,385,179)	(123,090)	(9,912,039)	(1,014,584)	—	(12,434,892)
Transfer	—	—	269,759	4,191,589	(74,779)	(4,386,569)	—
Others (1)	—	—	—	(276,129)	—	—	(276,129)
Balances as of December 31, 2009	₩ 11,568,415	₩ 31,744,072	₩ 2,329,202	₩ 68,526,662	₩ 3,632,511	₩ 4,420,410	₩ 122,221,272

(1)	Related to the variance of government grants.

As of December 31, 2009, certain portions of the Company’s land, buildings, and machinery are pledged as collateral for the long-term borrowings to Shinhan Bank up to a maximum of ₩ 123,760 million.

As of December 31, 2009, the value of the Company’s land, as determined by the local government in Korea for property tax assessment purposes, amounts to approximately ₩ 11,627,975 thousand.

In 2009, the Company received government grants amounting to ₩ 1,050,000 thousand from Ministry of Knowledge Economy. As of December 31, 2009, this grant was accounted for as a reduction from cash and machinery for ₩ 773,871 thousand and ₩ 264,494 thousand (net of accumulated amortization), respectively. In 2008 the Company received ₩ 235,300 thousand of a grant from Korea Electric Power Corporation as a reward for installing energy-saving equipment, and the Company recorded this grant as a reduction from structures (₩ 216,681 thousand as of December 31, 2009).

As of December 31, 2009, plant, equipment and inventories are insured against general property losses for up to ₩ 119,988 million. In addition, the Company is insured against machinery breakages, business interruption and so forth.

6.	Intangible Assets

Intangible assets as of December 31, 2009 are as follows:

	Thousands of Korean won
	Computer software	Other intangibles		Total
Balances as of January 1, 2009	₩ 418,719	₩	234,667	₩ 653,386
Acquisition	98,093	5,424		103,517
Disposal	(2,592)	—		(2,592)
Amortization	(116,132)	(64,000)		(180,132)
Balances as of December 31, 2009	₩ 398,088	₩	176,091	₩ 574,179

The Company’s significant individual intangible assets include following items:

	Thousands of Korean won
	2009		Remaining Amortization Period
(Computer Software)
Production Information System	₩	193,083	3 years
(Other Intangibles)
Ingot IP License	170,667		2.75 years

The Company recognized general development costs amounting to ₩ 667,941 thousand as expenses in 2009.

7.	Long-Term Borrowings

			2009
	Bank	Interest rate	Thousands of Korean won
General	Shinhan	CD+1.35%	₩	57,000,000
loans	Bank	CD+2.1%	24,432,979
Development	Shinhan	4.25%	6,300,000
loans	Bank	Variable	825,000
			₩	88,557,979
Less: Current portion of long-term borrowings			(10,312,500)
			₩	78,245,479

As of December 31, 2009, the payment schedule of long-term borrowings is as follows:

Long-term borrowings
Thousands of Korean won
2011	₩ 18,831,184
2012	20,358,245
2013	20,358,245
Thereafter	18,697,805
₩ 78,245,479

The long-term borrowings above are collateralized by property, plant and equipment (Note 5). In addition, Woongjin Holdings Co., Ltd., the Company’s controlling entity has guaranteed ₩ 41,600 million in principal plus interest of the Company’s obligation under the loan agreement (Note 17).

8.	Accrued Severance Benefits

2009
Thousands of Korean won
Balance at the beginning of the year	₩ 405,578
Provision	675,779
Payment	(10,530)
1,070,827
Less: Pension plan assets	(758,103)
Severance insurance deposits	(27,447)
Balance at the end of year	₩ 285,277

As of December 31, 2009, Shinhan Bank manages and administers the Company’s pension plan assets, which consist of time deposits only.

9.	Commitments and Contingencies

As of December 31, 2009, the Company has loan facilities for up to ₩ 88,558 million with Shinhan Bank. The Company also has a credit agreement with Korea Exchange Bank which provides for a ₩ 5,000 million credit facility.

As of December 22, 2006, the Company entered into Polysilicon Supply Agreement with SunPower Philippines Manufacturing, Ltd. and Ingot Supply Agreement with SunPower Corporation, under which SunPower delivers polysilicon to the Company for its manufacturing of ingots, which in turn are sold back to SunPower. On August 1, 2009, the Company and SunPower amended said agreements by which the term of the agreements has extended until July, 2016.

As of December 22, 2006, the Company entered into Ingot IP License Agreement with SunPower Corporation, under which SunPower granted to the Company certain rights under its intellectual property relating to the manufacture and supply of ingots. As a consideration for this agreement, the Company paid ₩ 320 million and recorded the payment as other intangible assets then has amortized it on a straight line method over five years.

10.	Derivative Instruments

As of December 31, 2009, the Company has interest rate swap contracts to manage the exposures to fluctuations in cash flows incurred by variable-interest borrowings. As the Company expects these derivatives to be highly effective in achieving offsetting changes in cash flows, it applied the hedge accounting method designated as cash-flow hedges. The outstanding interest swap contracts as of December 31, 2009 are as follows:

			Thousands of Korean won			Thousands of Korean won
	Contract date	Maturity	Related borrowings	Interest rate- Pay	Interest rate- Receive	Fair value
Shinhan	5/7/2007	5/24/2010	₩ 15,700,000	5.08%	CD	₩ (130,959)
Bank	11/30/2007	11/22/2010	14,300,000	6.70%	CD+1.35%	(234,173)
	4/30/2008	5/20/2011	20,000,000	5.09%	CD	(341,924)
	10/29/2008	10/17/2011	19,500,000	6.93%	CD+2.10%	(268,451)
						₩ (975,507)

The Company’s derivative contracts above hedge the risk of cash flows incurred by variable interests on the related borrowings for the period from May 2007 until October 2011. As of December 31, 2009, the Company has recorded ₩ 739,435 thousand of unrealized loss on valuation of the derivatives, less the income tax effect of ₩ 236,072.

The Company expects ₩ 805,357 thousand out of its total swap fair value would be realized within twelve months since December 31, 2009. In 2009, the Company recognized ₩ 1,414,089 thousand of loss on derivative transactions represented as interest expenses.

Gains (losses) on valuation of derivative instruments for the year ended December 31, 2009 are as follows:

	2009
	Loss on valuation of derivatives	Other cumulative comprehensive loss (*)
	Thousands of Korean won	Thousands of Korean won
Interest rate Swap	₩ —	₩ (975,507)

(*)	before deducting income tax effect

11.	Shareholder’s Equity

The Company is authorized to issue 8 million shares with the par value per share of ₩ 5,000. As of December 31, 2009, the Company has issued 4,612 thousand shares of common stock.

As of December 31, 2009, the Company’s capital surplus represents the share-based compensation for the stock grants to its employees by Woongjin Holdings Co., Ltd, the Company’s controlling entity.

12.	Share-based compensation

As of December 31, 2009, the Company has five share-based compensation agreements as follows:

	Stock options (1st)	Stock options (2nd)	Restricted stock (1st)	Restricted stock (2nd)	Restricted stock (CEO)
Grant date	3/20/2007	3/24/2009	5/31/2008	5/31/2009	12/2/2008
Grantee	Executives	Executives	ESPP	ESPP	CEO
Settlement method	Issuance of shares	Issuance of shares	Transfer of shares	Transfer of shares	Transfer of shares
Number of Shares (Common stock)	9,312 shares	24,000 shares	115,293 shares	115,307 shares	76,000 shares
Exercise Price (per share)	₩5,000	₩25,200	₩5,850	₩25,800	₩—
Authority	Shareholders’ meeting	Shareholders’ meeting	Woongjin Holdings Co., Ltd.	Woongjin Holdings Co., Ltd.	Woongjin Holdings Co., Ltd.

(*)	Restricted shares were granted by transfer of the Company’s shares that the controlling company, Woongjin Holdings Co., Ltd. had owned.

(**)	The numbers and exercise prices above are subject to change by the Company’s stock issuance, stock dividends, stock split or reverse split.

The Exercisable periods for the stock options granted by the Company are as follows:

Exercisable period
1st Stock Option	From March 20, 2010 to March 19, 2014
2nd Stock Option	From March 24, 2012 to March 23, 2016

Vesting conditions for the Company’s share-based compensations are as follows:

Vesting condition
1st Stock Option	2 years of service from the grant date
2nd Stock Option	3 years of service from the grant date
1st and 2nd restricted shares to the ESPP	Continuous service from the grant date and achievement of market performance (a share price target)
The restricted shares to CEO	Upon the grant

The assumptions used to measure fair value of stock options granted by the Company are as follows:

Estimate method: Black-Scholes option pricing model

	1st Stock Option	2nd Stock Option
Fair value of underlying common stocks	₩ 34,243 per share	₩ 20,326 per share
Risk-free interest rate (yield of Korean treasury bonds with 5-year maturity)	4.8%	4.43%
Expected exercise period	5 years	5 years
Volatility	50.58%	58.61%
Expected dividend yield ratio	—	—
Fair value of stock options	₩ 30,434 per unit	₩ 9,948 per unit

(*)	Fair value of underlying stocks was measured using commonly adopted fair valuation models such as discounted cash flow method.

(**)	Volatility of stock price was calculated and based on the historical stock price records (for the same length of time as the expected term) of the domestic listed companies similar to the Company.

Changes in stock options for the year ended December 31, 2009 are as follows:

	2009
	Stock options	Weighted-Avg. Exercise Price
Beginning	9,312	₩5,000
Granted	24,000	₩25,200
Forfeited	—	—
Exercised	—	—
Outstanding	33,312	₩19,553
Exercisable	—	—

As of December 31, 2009, the accumulated expenses related to the Company’s share-based compensation is ₩ 1,843,747 thousand with prior year’s portion amounting to ₩ 1,697,916 thousand (manufacturing costs: ₩ 256,611 thousand and selling and administrative expenses: ₩ 1,587,136 thousand). The total unrecognized share-based compensation cost as of December 31, 2009 is ₩ 269,779 thousand.

13.	Income taxes

Income tax expense for the years ended December 31, 2009 consists of the following:

2009
Thousands of Korean won
Current income taxes	₩8,447,137
Changes in deferred income taxes related to temporary differences	140,110
Changes in deferred income taxes related to tax credit carry forward	1,167,207
Total income tax effect	₩9,754,454
Deferred income taxes added to or deducted from capital	(311,707)
Income tax expenses	₩9,442,747

The reconciliations between net income before income taxes and income tax expenses for the year ended December 31, 2009 is as follows:

2009
Thousands of Korean won
Net income before income taxes	₩ 50,476,003
Income tax based on statutory tax rate (2009: 24.15%)	₩ 12,190,993

Adjustments:
Non-taxable income of ₩ 0	—
Non-deductible expense of ₩ 3,312,297 thousand	460,792
Loss carry forward	—
Tax credit	(3,204,846)
Changes in the unrecognized deferred tax	—
Others (Tax rate changes, etc.)	(4,192)
Income tax expenses	₩ 9,442,747
Effective tax rate	18.71%

Changes in the temporary differences and related deferred tax assets and liabilities for the year ended December 31, 2009 are as follows:

	Thousands of Korean won
	Temporary differences				Deferred tax assets (liabilities)
	Beginning	Increase	Decrease	Ending	Beginning	Ending
Accrued severance benefits	₩ 263,628	₩ 485,951	₩ —	₩ 749,579	₩ 57,998	₩ 181,398
Severance insurance	(263,628)	(485,951)	—	(749,579)	(57,998)	(181,398)
Depreciation	232,132	395,376	52,858	574,650	51,069	139,065
Government grants	228,446	1,050,000	23,400	1,255,046	50,258	303,721
Temporary allowances for grants	(228,446)	(1,050,000)	(23,400)	(1,255,046)	(50,258)	(303,721)
Loss of foreign exchange translation	2,644,194	63,531	2,644,194	63,531	639,895	15,374
Gain of foreign exchange translation	(2,277,335)	(13,237)	(2,277,335)	(13,237)	(551,115)	(3,203)
Gain on valuation of available-for-sale securities	(55,427)	(18,028)	—	(73,455)	(12,194)	(17,776)
Derivatives liability	2,366,687	—	1,391,180	975,507	542,198	236,073
Accrued income	(117,840)	(232,329)	(117,840)	(232,329)	(28,517)	(56,224)
Loss on valuation of inventories	—	422,467	—	422,467	—	102,237
Allowance for sales return	—	354,042	—	354,042	—	85,679
Subtotal	₩ 2,792,411	₩ 971,822	₩ 1,693,057	₩ 2,071,176	₩ 641,336	₩ 501,225
Tax credit carry forward	₩ 1,459,009	₩ —	₩ 1,459,009	₩ —	₩ 1,167,207	₩ —
					₩ 1,808,543	₩ 501,225

The gross balances of deferred tax assets and liabilities are as follows:

	2009
	Thousands of Korean won
	Deferred tax assets		Deferred tax liabilities
Current	₩	398,192	₩ (59,427)
Non-current	665,355		(502,895)

Realization of the future tax benefits related to the deferred tax assets is dependent on many factors, including the Company’s ability to generate taxable income within the period during which the temporary differences reverse, the outlook of the Korean economic environment, and the overall future industry outlook. Management periodically considers these factors in reaching its conclusion and recognized the deferred income tax asset since all the future (deductible) tax benefits are determined to be realizable as of December 31, 2009.

14.	Sales

As of and for the year ended December 31, 2009:

2009
Thousands of Korean won
Sales – finished goods (including manufacturing service)	₩113,016,015
Sales – others	5,877,600
Total sales	₩118,893,615

Sales related to outsourced manufacturing services (manufacture of ingots using customer- procured polycrystalline silicon) is as follows:

2009
Thousands of Korean won
Gross amount	₩ 200,456,805
Net revenue	112,854,662

Related to above, the Company accounted for ₩ 14,167,192 thousand of the unprocessed raw materials (poly-silicon) provided by customer as short-term deposits.

15.	Cost of Sales

2009
Thousands of Korean won
Inventory beginning	₩ 227,875
Manufacturing cost for the year	50,792,057
Transfer from other accounts	4,680,834
Transfer to other accounts	(3,021,787)
Inventory, ending	(1,887,830)
Cost of finished goods sold	₩ 50,791,149
Cost of other sales	3,763,091
Cost of sales	₩ 54,554,240

16.	Comprehensive Income

The Company’s comprehensive income for the year ended December 31, 2009 consists of the following:

	2009
	Thousands of Korean won
Net income	₩	41,033,255
Other comprehensive income and expense
Gain on valuation of available-for-sale securities, net of tax effect of ₩ 5,582 thousand in 2009	12,445
Loss on valuation of derivatives instruments, net of tax effect of ₩ 306,125 thousand in 2009	1,085,055
Comprehensive income	₩	42,130,755

17.	Related Party Transactions

Details of the parents and subsidiaries are as follows:

Description	Related Party	Reference
Controlling company	Woongjin Holdings Co., Ltd.	Shareholder
Other related parties	SunPower (*)	Shareholder
Other related parties	Woongjin Coway Co., Ltd.	An affiliate
Other related parties	Woongjin Happyall Co., Ltd.	An affiliate
Other related parties	Woongjin Foods Co., Ltd.	An affiliate
Other related parties	Kukdong Engineering & Construction Co., Ltd.	An affiliate
Other related parties	Woongjin Thinkbig Co., Ltd.	An affiliate
Other related parties	Booxen Co., Ltd.	An affiliate

(*)	SunPower indicates SunPower Corporation in U.S.A., a shareholder of the Company, and its subsidiaries.

Significant transactions, which occurred in the normal course of business between the Company and its related parties in 2009 are as follows:

	2009
	Sales		Purchase
	Thousands of Korean won		Thousands of Korean won
Woongjin Holdings Co., Ltd.	₩	—	₩	3,040,057
SunPower	113,383,024		376,633
Others (*)	14,151		4,101,168
	₩	113,397,175	₩	7,517,858

(*)	Others include Kukdong Engineering & Construction Co., Ltd. to which the Company has paid ₩ 2,370,720 thousand in 2009 for the construction of the Company’s plants.

Significant balances with related parties as of December 31, 2009 are summarized as follows:

	2009
	Receivables		Payables
	Thousands of Korean won		Thousands of Korean won
Woongjin Holdings Co., Ltd.	₩	8,881	₩	291,058
SunPower	48,656,177		19,333,440
Others	—		1,390,031
	₩	48,665,058	₩	21,014,529

As of December 31 2009, Woongjin Holdings Co., Ltd., the Company’s controlling entity has guaranteed ₩ 41,600 million in relation to the Company’s long-term obligation under the loan agreement (Note 7).

18.	Assets and Liabilities Denominated in Foreign Currencies

As of December 31, 2009, assets and liabilities denominated in foreign currencies are as follows:

	2009
(in thousands of Korean won)	Foreign Currency		Korean Won Equivalent
Assets
Cash and cash equivalents	USD	888,191	₩ 1,037,052
Accounts receivable	USD	16,459,382	19,217,974
Other receivables	USD	13,253,632	15,474,941
Liabilities
Short-term borrowings		—	—
Accounts payable	USD	562,117	656,328
	JPY	10,396,500	131,308
Other payables	USD	16,484,007	19,246,727
	JPY	4,150,000	52,414
		—	—

Gains on foreign currency translation for the year ended December 31, 2009 is ₩ 13 million and losses on foreign currency translation for the year ended December 31, 2009 is ₩ 64 million.

19.	Selling and Administrative Expenses

Details of selling and administrative expenses for the years ended December 31, 2009 are as follows:

2009
Thousands of Korean won
Salaries	₩ 1,361,133
Severance and benefits	183,728
Other salaries	1,728
Stock-based compensation expenses	1,587,136
Employee benefits	827,803
Travel	80,841
Communication	19,887
Printing	7,226
Training expenses	104,148
Supplies	31,754
Taxes and dues	145,581
Lease payments	17,706
Commission	863,161
Service fees	883,782
Vehicle maintenance expenses	67,921
Insurance expenses	44,531
Entertainment	17,589
Sample expenses	22,782
Advertising	550,010
Transportation	14,617
Depreciation	239,929
Amortization	29,976
Development expenses	667,941
Bad debt expenses	84,992
Others	18
₩ 7,855,920

20.	Supplementary Information for Computation of Value Added

The Company’s details of accounts included in the computation of value added for the years ended December 31, 2009:

	2009
	Thousands of Korean won
	Manufacturing Costs	Selling and Administrative Expenses
Wages and Salaries	₩ 5,598,897	₩ 1,361,133
Severance Benefits	492,051	183,728
Employee Benefits	413,429	827,803
Depreciation	11,855,883	579,008
Taxes and Dues	1,663	145,581
	₩ 18,361,923	₩ 3,097,253

21.	Supplementary Cash Flow Information

Significant transactions not affecting cash flows are as follows:

2009
Thousands of Korean won
Reclassification of construction in progress	₩ 4,386,569
Conversion of convertible bonds to capital stock	—
Reclassification of current maturities of long-term borrowings	10,312,500

22.	Approval of Financial Statements

The financial statements as of and for the year ended December 31, 2009, were approved by the Board of Directors on February 8, 2010.

23.	Summary of Certain Significant Differences Between Korean GAAP and Accounting Principles Generally Accepted in The United States of America (“U.S. GAAP”)

The accompanying fiscal 2009 consolidated financial statements of the Company have been prepared in conformity with Korean GAAP, which differs from U.S. GAAP in certain significant respects. Such differences are discussed below and address only those differences related to the non-consolidated financial statements. In addition, no attempt has been made to identify disclosure, presentation or classification differences that would affect the manner in which transactions and events are presented in the financial statements.

Information relating to the nature of such differences is presented below.

a.	Foreign Currency Translation

Under U.S. GAAP, an entity’s functional currency is defined as the currency of the primary economic environment in which the entity operates; normally, that is the currency of the environment in which an entity primarily generates and expends cash. FASB Codification 830 “Foreign Currency Matters” provides guidance on the determination of a reporting entity's functional currency. It also states that, if an entity's books of record are not maintained in its functional currency, re-measurement into the functional currency is required before translation into the reporting currency.

Under Korean GAAP, the concept of a functional currency did not exist until the release of revision of Korea Financial Accounting Standards Article 68 “Translation of Assets and Liabilities Denominated in Foreign Currencies” which shall be effective from December 31, 2010. While early adoption of this revision is permitted from the financial period including December 31, 2008, the Company has not applied it for the financial statements presented herein. As such, Korean won is used as the base currency for the measurement and presentation as described in Note 2.

b.	Correction of Errors

Under U.S. GAAP, any error in the financial statements of a prior period discovered after the financial statements are issued or are available to be issued shall be reported as an error correction, by restating the prior-period financial statements. Such restatement requires all of the following:

a. The cumulative effect of the error on periods prior to those presented shall be reflected in the carrying amounts of assets and liabilities as of the beginning of the first period presented.

b. An offsetting adjustment, if any, shall be made to the opening balance of retained earnings (or other appropriate components of equity or net assets in the statement of financial position) for that period.

c. Financial statements for each individual prior period presented shall be adjusted to reflect correction of the period-specific effects of the error.

Under Korean GAAP, only the correction of fundamental errors is required the restatement of the prior period figures. Corrections of errors other than fundamental errors are included in the profit or loss for the current period.

c.	Accrued Severance Benefits

Under the Korean labor law, employees and directors with more than one year of service are entitled to receive a lump-sum payment upon voluntary or involuntary termination of their employment. The amount of the benefit is based on the length of service and rate of pay at the time of termination. Under Korean GAAP, the full amount of accrued severance benefit as of the end of the reporting period should be provided for. Severance expense is calculated based on the net change in the accrued severance benefit liability assuming the termination of all eligible employees as of the beginning and end of the accounting period. Accrued severance benefits funded outside the company are presented as a deduction from accrued retirement and severance benefit liability.

U.S. GAAP generally requires the use of actuarial methods for measuring annual employee benefit costs including the use of assumptions as to the rate of salary progression and discount rate, the amortization of prior service costs over the remaining service period of active employees and the immediate recognition of a liability when the accumulated benefit obligation exceeds the fair market value of plan assets. U.S. GAAP also requires employers to recognize the obligation to provide post employment benefits if the obligation is attributable to employees’ services already rendered, employees’ rights to those benefits accumulate or vest, payment of the benefits is probable, and the amount of the benefits can be reasonably estimated. Also, U.S. GAAP requires certain additional disclosures not required under Korean GAAP.

Under U.S. GAAP, for employee benefit plans with the characteristics of the Korean plans, if the vested benefits obligation is larger than the present value of the projected benefit obligation, a company may record a pension liability equal to the vested benefit obligation at the balance sheet date. Under these circumstances, the periodic pension expense is equal to the change in the vested benefits obligation during the year and there is no significant difference between Korean GAAP and U.S. GAAP.

d.	Accounting for Income Tax

Under Korean GAAP, deferred income taxes for anticipated future tax consequences result from temporary differences between the financial reporting and tax bases of assets and liabilities. Deferred tax assets and liabilities are computed on such temporary differences, including available net operating loss carry-forwards and tax credits, by applying enacted statutory tax rates applicable to the years when such differences are expected to be reversed. Deferred income tax assets are recognized to the extent that it is almost certain that such deferred income tax assets will be realized.

U.S. GAAP requires the recognition of deferred income taxes for all temporary differences between the carrying value of assets and liabilities for financial statement purposes, and their respective tax bases. Deferred tax assets are reduced by a valuation allowance if, in the opinion of management, it is more likely than not that some portion, or all, of the deferred tax asset will not be realized. Additional payments or reversals of previously provided liabilities arising from finalization of income tax returns, filing amended tax returns or examinations of prior year tax returns by tax authorities are normally reported as part of the current tax charge.

Under U.S. GAAP, for fiscal years beginning after December 15, 2006, an uncertain tax position must be recognized when it is more likely than not that a tax position will be sustained upon examination based on the technical merits of the position. The uncertain tax position, which can be recognized, is measured at the largest amount of benefit that is greater than 50% likely of being realized upon ultimate settlement.

e.	Derivatives

Under Korean GAAP, derivative financial instruments, regardless of whether they are entered into for trading or hedging purposes, are valued at fair value. Derivative contracts not meeting the requirements for hedge accounting treatment are classified as trading contracts with the changes in fair value included in current operations. For the derivative contracts qualifying for cash flow hedge accounting treatment, the effective portion of the hedge instrument is recorded as capital adjustments and later transfers out of equity when either:

•	results in a recognized asset or liability, in which case the amount accumulated in equity is recognized as an adjustment to the carrying amount of that asset or liability; or

•	otherwise impacts the statement of income.

Under Korean GAAP, a fair value hedge is used to hedge changes in the fair value of a recognized asset or liability, or firm commitment. The hedging instrument is stated at fair value with changes therein flowing through the statement of income as other income or expenses in current operations. Under Korean GAAP, the definition of an embedded derivative is broadly defined without detailed guidance.

Under U.S. GAAP, an entity is required to recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge of the exposure to changes in fair value of a recognized asset or liability or an unrecognized firm commitment, a hedge of the exposure to variable cash flows of a forecasted transaction, or a hedge of the foreign currency exposure of a net investment in foreign operations, an unrecognized firm commitment, an available-for-sale security, or a foreign-currency-denominated forecasted transaction.

For a fair value hedge, the gain or loss is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributable to the risk being hedged. The effect of that accounting is to reflect in earnings the extent to which the hedge is not effective in achieving offsetting changes in fair value.

For a cash flow hedge, the effective portion of the derivative's gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into earnings when the forecasted transaction affects earnings. The ineffective portion of the gain or loss is reported in earnings immediately. For a derivative designated as hedging the foreign currency exposure of a net investment in foreign operations, the gain or loss is reported in other comprehensive income as part of the cumulative translation adjustment. The accounting for a fair value hedge applies to a derivative designated as a hedge of foreign currency exposure of an unrecognized firm commitment or an available-for-sale security. Similarly, the accounting for a cash flow hedge applies to a derivative designated as a hedge of the foreign currency exposure of a foreign-currency-denominated forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in earnings in the period of change.

Under U.S. GAAP, there are strict requirements to apply hedge accounting and there are detailed rules for derivative accounting. In general, the accounting for derivatives under Korean GAAP is conceptually similar to that under U.S. GAAP; however, there could be certain significant differences in application. In addition, U.S. GAAP also defines the concept of an embedded derivative, which may need to be recognized and accounted for separately.

f.	Government Grants

Korean GAAP provides specific guidance on the account treatments of government grants which are not obliged to repayments. Such government grants are distinguished between ones to be used for acquisition of specific assets and the others which are related to income. Until the acquisition of related asset, government grants received for asset acquisition are presented in the statement of financial position either by deducting cash (i.e. contra-cash) or deducting the temporary investments operated with the grants. When the acquisition of related asset is completed, the grants are deducted in arriving at the carrying amount of the asset.

Government grants related to income are recorded on the current period's income statement only to the extent that specific conditions for the use of the grants, if any, have been met; otherwise are recorded as deferred income.

Under U.S GAAP, if conditions are attached to the grant, recognition of the grants is delayed until such conditions have been fulfilled. Contributions of long-lived assets or for the purchase of long-lived assets are to be credited to income over the expected useful life of the asset for which the grant was received.